Exhibit 2.1

PLAN AND AGREEMENT OF MERGER

US ALLIANCE CORPORATION,

ALLIANCE MERGER SUB, INC.

AND

NORTHERN PLAINS CAPITAL CORPORATION

This Plan and Agreement of Merger (the “Agreement”) is entered into as of this [__] day of May, 2017, by and among US Alliance Corporation, a Kansas corporation (“USAC”), Alliance Merger Sub, Inc., a North Dakota corporation (“ANDC”), and Northern Plains Capital Corporation, a North Dakota corporation (“NPCC”).

NPCC owns all the outstanding capital stock of Dakota Capital Life Insurance Company (“DCLIC”). USAC owns all the outstanding capital stock of ANDC, a North Dakota corporation (“ANDC”). The respective Boards of Directors of USAC, ANDC and NPCC have determined that this Agreement and the transactions contemplated by this Agreement are advisable, fair and in the best interests of their respective shareholders, and they have approved the merger of NPCC with and into ANDC, with ANDC continuing after the Merger as the surviving corporation (the “Merger”), and have resolved to recommend adoption of this Agreement by the shareholders of NPCC, on the terms and subject to the conditions set forth in this Agreement.

Therefore, in consideration of the foregoing, the respective representations, warranties, covenants and agreements set forth in this Agreement, and other valuable consideration, the receipt and sufficiency of which the parties acknowledge, the parties to this Agreement agree as follows:

ARTICLE 1
The Merger

1.1          The Merger. At the Effective Date (as hereinafter defined), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the North Dakota Business Corporation Act (the “NDBCA”), NPCC shall be merged with and into ANDC, whereupon the separate corporate existence of NPCC shall cease and ANDC shall continue as the surviving company in the Merger (the “Surviving Corporation”) and a direct wholly owned Subsidiary of USAC.

1.2          Closing.

(a)          The closing of the Merger (the “Closing”) shall take place at the offices of Lathrop & Gage LLP, 2345 Grand Boulevard, Suite 2200, Kansas City, Missouri 64108 at 10:00 a.m., local time, on a date to be specified by the parties (the “Closing Date”) which shall be no later than the fifth Business Day after the satisfaction or waiver (to the extent permitted by applicable Law (as hereinafter defined)) of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as NPCC and USAC agree upon in writing.

(b)          At the Closing, NPCC shall take the action described in Section 1.3 and shall deliver, or cause to be delivered, to USAC:

(i)     The certificate described in Section 6.3(c), duly executed by NPCC as of the Closing Date; and

(ii)     The resolutions described in Section 6.3(d), certified as of the Closing Date by NPCC’s secretary.

(c)          At the Closing, USAC shall deliver, or cause to be delivered, the certificate described in Section 6.2(c), duly executed by USAC as of the Closing Date, to each of the Director Shareholders.

1.3         Effective Date. On the Closing Date, NPCC and USAC shall cause the Merger to be consummated by executing and filing articles of merger (the “Articles of Merger”) with the Secretary of State of the State of North Dakota in accordance with Section 10-19.1-102 of the NDBCA. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Secretary of State of the State of North Dakota and a certificate of merger is issued by the Secretary of State of the State of North Dakota, or at such later date or time as may be agreed by USAC and NPCC in writing and specified in the Articles of Merger in accordance with the NDBCA (such time as the Merger becomes effective is referred to in this Agreement as the “Effective Date”). For accounting purposes, the Agreement shall be effective as of 12:01 a.m., on the Effective Date.

1.4         Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the NDBCA.

1.5         Articles of Incorporation and Bylaws of the Surviving Corporation.

(a)          The Articles of Incorporation of ANDC, as in effect immediately before the Effective Date, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and applicable Law.

(b)          The Bylaws of ANDC, as in effect immediately before the Effective Date, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and applicable Law.

1.6         Directors. Subject to applicable Law, the directors of ANDC immediately before the Effective Date shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

1.7         Officers. The officers of ANDC immediately before the Effective Date shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

1.8         Tax Treatment of Merger. The Merger (a) shall qualify as a tax-free reorganization under Section 368(a)(1)(A) of the Code by virtue of Section 368(a)(2)(D) of the Code and (b) shall not result in gain or loss to the extent provided in Sections 354, 356, and 361 of the Code. This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g).

ARTICLE 2
MERGER CONSIDERATION

2.1         Effect on Capital Stock. At the Effective Date, by virtue of the Merger and without any action on the part of NPCC, USAC, ANDC or the holders of any securities of NPCC, USAC or ANDC:

(a)          Conversion of NPCC Common Stock. Subject to Sections 2.1(b) and 2.1(d), each issued and outstanding share of common stock, par value $0.10 per share, of NPCC outstanding immediately before the Effective Date (such shares, collectively, “NPCC Common Stock” and each, a “Share”), other than (i) any Cancelled Shares (as defined, and to the extent provided in, Section 2.1(b)), and (ii) any Dissenting Shares and any shares with respect to which a Notice of Dissent has been timely delivered (as defined, and to the extent provided in, Section 2.1(d)), shall thereupon be converted automatically into and shall thereafter represent the right to receive (without further action except as set forth in this Agreement) .5841 shares of the $0.10 par value common stock of USAC (the “USAC Common Stock”), with fractional shares rounded up to the nearest whole share (the “Merger Consideration”). Such ratio of NPCC Common Stock to USAC Common Stock is referred to in this Agreement as the “Exchange Ratio.” All Shares that have been converted into the right to receive the Merger Consideration as provided in this Section 2.1 shall be automatically cancelled and shall cease to exist, and the holders of certificates that immediately before the Effective Date represented such Shares shall cease to have any rights with respect to such Shares other than the right to receive the Merger Consideration.

(b)          Treasury Shares. Each Share that NPCC holds immediately before the Effective Date (in each case, other than any Shares held on behalf of third parties) (the “Cancelled Shares”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation and retirement.

(c)          Adjustments. If at any time during the period between the date of this Agreement and the Effective Date, any change in the outstanding shares of NPCC Common Stock, or securities convertible or exchangeable into or exercisable for shares of NPCC Common Stock, shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, merger, issuer tender or exchange offer, or other similar transaction, the Merger Consideration shall be equitably adjusted to reflect such change; provided that nothing in this Agreement shall be construed to permit NPCC to take any action with respect to its securities that is prohibited or not expressly permitted by the terms of this Agreement.

(d)          Dissenters’ Rights.

(i)     Any shares of issued and outstanding NPCC Common Stock that are held by a shareholder that properly prefects its rights to dissent to the Merger in accordance with Section 10-19.1-87 through -88 of the NDBCA (any such shares, “Dissenting Shares”) shall not be converted into or be exchangeable for the right to receive the Merger Consideration, but instead such shareholder shall be entitled to payment of the fair value of such Dissenting Shares, which NPCC has determined to be $1.19 per share, based on the book value of NPCC as of December 31, 2016. A shareholder shall perfect its right to dissent by (A) delivering to NPCC, prior to the NPCC Meeting, written notice of such shareholder’s intent to dissent to the Merger (a “Notice of Dissent”), (B) not voting in favor of the Merger, (C) if the Merger is approved at the NPCC Meeting, delivering to NPCC any certificated Dissenting Shares held by such shareholder, along with written demand for payment of the fair value of the Dissenting Shares within thirty (30) days’ after such shareholder’s receipt of written notice from NPCC setting forth the address to which the shareholder’s certificates and payment demand must be sent (the “Demand Period”), and (D) otherwise complying with the provisions of Section 10-19.1-88 of the NDBCA.

(ii)     Any Dissenting Shares with respect to which dissenter’s rights have been perfected as of the Effective Date, and any Dissenting Shares with respect to which dissenter’s rights are perfected following the Effective Date, shall, as of the Effective Date or the date such dissenter’s rights are perfected, as applicable, no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with Section 10-19.1-87 through -88 of the NDBCA

(iii)     Shares of NPCC Common Stock held by a shareholder that has delivered a Notice of Dissent but fails to perfect its dissenter’s rights or effectively withdraws or loses such right to dissent and demand payment shall, upon expiration of the Demand Period or earlier withdrawal of payment demand, thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Date, the Merger Consideration for each such share of NPCC Common Stock, in accordance with Section 2.1(a), without any interest thereon.

(iv)     NPCC shall give USAC (i) prompt notice of all written demands to exercise dissenter’s rights in respect of any shares of NPCC Common Stock (including all Notices of Dissent received prior to the NPCC Meeting), attempted withdrawals of such demands and any other instruments served under the NDBCA and received by NPCC relating to shareholders’ dissenter’s rights and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to demands for fair value under the NDBCA. NPCC shall not, except with USAC’s prior written consent, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment.

2.2         Exchange of Certificates.

(a)          Authorized Merger Consideration. At or before the Effective Date, USAC’s Board of Directors shall authorize for issuance shares of USAC Common Stock sufficient to pay the aggregate Merger Consideration in exchange for all of the Shares outstanding immediately before the Effective Date (other than the Excluded Shares), to be issued upon due surrender of the certificates that immediately before the Effective Date represented Shares (“Certificates”) (or effective affidavits of loss in lieu thereof).

(b)          Escrow.

(i)       For purposes of this Agreement, “Director Shareholders” shall mean the members of NPCC’s Board of Directors immediately before the Closing.

(ii)      On or before the Closing, USAC, NPCC and Capital City Bank (“Escrow Agent”) shall enter into an escrow agreement in substantially the form of Exhibit 2.2(b) attached to this Agreement, under which the Escrow Agent shall hold the Escrowed Shares (as defined in Section 2.2(b)(iii) below) for two years after the Effective Date in accordance with the Escrow Agreement.

(iii)     At the Closing, USAC shall deposit the USAC Shares to be issued to Director Shareholders under Section 2.2 into escrow with the Escrow Agent, to be held for two years after the Effective Date in accordance with the Escrow Agreement (such escrowed shares being the “Escrowed Shares”). For clarity, the Escrowed Shares shall be those otherwise to be issued to the Director Shareholders under Section 2.2 (not those issuable thereunder to other NPCC shareholders).

(iv)     Distribution of Escrowed Shares. As more fully described in the Escrow Agreement, on the date that is two years after the Effective Date (or, if any dispute with the Surviving Corporation regarding any matter relating to this Agreement is then pending, on the thirtieth (30th) day following the final resolution of such dispute), the Director Shareholders shall request, in the manner set forth in the Escrow Agreement, the distribution of the USAC Shares then remaining in the Escrow to each Director Shareholders, each in such Director Shareholders’s pro rata share of the then-existing Escrowed Shares.

(c)          Merger Consideration Issuance Procedures.

(i)      USAC shall serve as exchange agent ("Exchange Agent") to accept surrender of the certificates representing the shares of NPCC Common Stock and to deliver, for such surrendered certificates, shares of USAC Common Stock.

(ii)     As soon as reasonably practicable after the Effective Date and in any event not later than the third Business Day following the Effective Date, USAC shall mail to each holder of record of Shares whose Shares were converted into the Merger Consideration under Section 2.1, (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of Certificates (or effective affidavits of loss in lieu thereof) to USAC and shall be in such form and have such other provisions as USAC shall reasonably determine) and (B) instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) in exchange for the Merger Consideration.

(iii)     Upon surrender of Certificates (or effective affidavits of loss in lieu thereof) to USAC together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents that USAC may reasonably require, the holder of such Certificates shall be entitled to receive in exchange therefor that number of shares of USAC Common Stock that is equal to the product of (x) the number of Shares represented by such holder’s properly surrendered Certificates (or effective affidavits of loss in lieu thereof) multiplied by (y) the Exchange Ratio. No interest will be paid or accrued on any amount payable upon due surrender of Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer or stock records of NPCC, the Merger Consideration to be issued upon due surrender of such Shares may be issued to the transferee of such Shares only if the Certificate formerly representing such Shares is presented to USAC, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer or other Taxes (as hereinafter defined) have been paid or are not applicable.

(iv)     Notwithstanding any provision of this Section 2.2(c) to the contrary, the aggregate number of shares of USAC Common Stock otherwise issuable to the Director Shareholders under this Section 2.2 shall be reduced by the number of Escrowed Shares, on a pro rata basis, pending the distribution of such Escrowed Shares from the escrow in accordance with the terms of the Escrow Agreement.

(d)         Closing of Transfer Books. At the Effective Date, the stock transfer books of NPCC shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately before the Effective Date. If, after the Effective Date, Certificates are presented to the Surviving Corporation or USAC for transfer, they shall be cancelled and exchanged for the issuance of Merger Consideration in the proper amount pursuant to and subject to the requirements of this Article 2.

(e)         No Liability. Notwithstanding anything in this Agreement to the contrary, none of NPCC, USAC, ANDC, the Surviving Corporation, or any other person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f)         Lost Certificates. In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by USAC, the posting by such person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, USAC will issue, in exchange for such lost, stolen or destroyed Certificate, the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Exchange Ratio.

2.3         Unclaimed Merger Consideration. If outstanding certificates for Shares of NPCC Common Stock are not surrendered or the USAC Common Stock into which such Shares are converted at the Effective Date are not claimed before the date on which such USAC Common Stock would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and other applicable law, become the property of USAC (and to the extent not in its possession shall be paid over to it), free and clear of all claims or interest of any persons previously entitled to such items. Notwithstanding the foregoing, neither USAC nor the Surviving Corporation shall be liable to any holder of Shares of NPCC Common Stock for any amount paid to any governmental unit or agency having jurisdiction of such unclaimed item under the abandoned property or other applicable law of such jurisdiction.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF NPCC

Except as disclosed in the correspondingly numbered sections of the disclosure schedule delivered by NPCC to USAC before the execution of this Agreement (the “NPCC Disclosure Schedule”), NPCC represents and warrants to USAC as follows:

3.1         Organization; Qualification; Subsidiaries.

(a)         Each of NPCC and DCLIC is a corporation duly organized, validly existing and in good standing under the Laws of the State of North Dakota. Each of NPCC and DCLIC has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.

(b)         Each of NPCC and DCLIC is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a NPCC Material Adverse Effect. The organizational or governing documents of NPCC and DCLIC, complete and accurate copies of which NPCC has previously provided to USAC, are in full force and effect. Neither NPCC nor DCLIC is in violation of its organizational or governing documents.

(c)         As used in this Agreement, any reference to any fact, circumstance, event, change, effect or occurrence having a “NPCC Material Adverse Effect” means any fact, circumstance, event, change, effect or occurrence (whether or not foreseeable as of the date of this Agreement) that, individually or in the aggregate with all other facts, circumstances, events, changes, effects or occurrences (whether or not such fact, circumstance, event, change, effect or occurrence has, during the period or at any time in question, manifested itself in the historical financial statements of NPCC or DCLIC), (i) has had, is or is reasonably expected to have a material adverse effect on the historical or near-term or long-term assets, properties, business, results of operation or condition (financial or otherwise) of NPCC and DCLIC, taken as a whole, or (ii) that would be reasonably expected to prevent or materially delay or materially impair the ability of NPCC to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement.

(d)         The Articles of Incorporation and Bylaws of NPCC and DCLIC, complete and accurate copies of which have been delivered to USAC, are complete and accurate and the minute books of such corporations contain a record of all meetings and corporate actions of the shareholders and NPCC’s Board of Directors and DCLIC that is complete and accurate in all material respects.

3.2         Capitalization.

(a)         The authorized capital stock of NPCC consists of 8,000,000 shares of the NPCC Common Stock. As of the date of this Agreement, (i) 2,810,624 shares of NPCC Common Stock were issued and outstanding, (ii) 1,125,476 shares of NPCC Common Stock were held in treasury, (iii) no shares of NPCC Common Stock were reserved for issuance under any incentive stock plan or subject to any outstanding stock option or warrant, and (iv) neither NPCC nor DCLIC has any incentive stock plan or any outstanding stock option or warrant. All outstanding shares of NPCC Common Stock are or will be duly authorized, validly issued, fully paid and non-assessable and issued in compliance with all applicable securities Laws and are not subject to and were not issued in violation of any applicable Law (including any state or federal securities Law) or any purchase option, call option, right of first refusal, right of first offer, preemptive right, subscription right or any similar right.

(b)         Except as set forth in subsection (a) above, (i) NPCC does not have any shares of its capital stock issued or outstanding, and (ii) there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock or other equity interests to which NPCC or DCLIC is a party obligating NPCC or DCLIC to:

(1)     issue, transfer or sell any shares of capital stock or other equity interests of NPCC or DCLIC or securities convertible into or exchangeable for such shares or equity interests,

(2)     grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement,

(3)     redeem or otherwise acquire any such shares of capital stock or other equity interests or

(4)     provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary.

(c)         Neither NPCC nor DCLIC has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of NPCC or DCLIC on any matter.

(d)         There are no shareholder agreements, voting trusts or other agreements or understandings to which NPCC or DCLIC or (to the Knowledge of NPCC) any shareholder of NPCC is a party with respect to the voting of the capital stock or other equity interest of NPCC or DCLIC.

(e)         No holder of securities in NPCC or DCLIC has any right to have such securities registered by NPCC or DCLIC, as the case may be.

(f)         There are no agreements requiring NPCC to make contributions to the capital of, or lend or advance funds to, DCLIC.

3.3         Subsidiaries. NPCC does not own, directly or indirectly, any capital stock, voting securities or equity interests in any Person other than DCLIC (DCLIC does have an equity and fixed income portfolio). The outstanding shares of capital stock of, or other equity interests in, DCLIC have been duly authorized and validly issued, are fully paid and nonassessable, and are owned directly by NPCC free and clear of all liens, claims, deeds of trust, options, rights of first refusal, restrictive covenants, pledges, charges, mortgages, encumbrances, adverse rights or claims and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, and the rules and regulations promulgated thereunder (the “Securities Act”), and the “blue sky” laws of the various States of the United States) (collectively, “Liens”).

3.4         Corporate Authority; No Violation.

(a)         NPCC has the requisite corporate power and authority to enter into this Agreement and, subject to receipt of the approval of NPCC’s shareholders in accordance with the NDBCA (the “NPCC Shareholder Approval”) and the NPCC Approvals, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by the NPCC’s Board of Directors, and, except for NPCC Shareholder Approval, no other corporate proceedings on the part of NPCC are necessary to authorize the consummation of the transactions contemplated by this Agreement. As of the date of this Agreement, the NPCC’s Board of Directors has unanimously (i) determined that it is in the best interests of NPCC and its shareholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger, and (iii) resolved to recommend that NPCC’s shareholders approve this Agreement and the transactions contemplated by this Agreement (such recommendation as described in this clause (iii), the “Recommendation”).

(b)         This Agreement has been duly and validly executed and delivered by NPCC and, assuming this Agreement constitutes the valid and binding agreement of USAC, constitutes the valid and binding agreement of NPCC, enforceable against NPCC in accordance with its terms, except that such enforceability (1) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally; (2) is subject to the NPCC Shareholder Approval and the NPCC Approvals; and (3) is subject to general principles of equity, whether considered in a proceeding at law or in equity (clauses (1) and (3), collectively, the “Bankruptcy and Equity Exception”).

(c)         Other than in connection with or in compliance with (i) the NDBCA, (ii) the Securities Act, (iii) the North Dakota Securities Act of 1951 (the “NDSA”), and (iv) the Title 26.1 of the North Dakota Century Code (the “NDCC”) (collectively, the “NPCC Approvals”), no authorization, consent or approval of, or filing with, any transnational, domestic or foreign federal, state or local governmental or regulatory agency, commission, court, body, entity or authority, including any political subdivision thereof (each, a “Governmental Entity”) is necessary, under applicable Law, for the consummation of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not have, individually or in the aggregate, a NPCC Material Adverse Effect.

(d)         The execution and delivery by NPCC of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, (i) result in any violation of, or default under, require consent under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, NPCC Permit, concession, franchise, right or license binding upon NPCC or DCLIC or result in the creation of any Lien upon any of the properties or assets of NPCC or DCLIC, (ii) conflict with or result in any violation of any provision of the Articles of Incorporation or Bylaws or other equivalent organizational document, in each case as amended, of NPCC or DCLIC, or (iii) conflict with or violate any applicable Laws, other than, in the case of clauses (i) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not have, individually or in the aggregate, a NPCC Material Adverse Effect.

3.5         Reports and Financial Statements.

(a)         The December 31, 2016 audited consolidated financial statements of NPCC and the December 31, 2016 audited statutory financial statements of DCLIC (including all related notes and schedules) of NPCC and DCLIC, and the unaudited financial statements of NPCC and DCLIC provided to USAC after the date of this Agreement (collectively, the “Financial Statements”),

(i)     fairly present or will fairly present, as the case may be, in all material respects, the financial position of NPCC and DCLIC, as at the respective dates thereof, and the results of their operations and their cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto),

(ii)     have been or will be, as the case may be, prepared from, are in accordance with, and accurately reflect the books and records of NPCC and DCLIC in all material respects, and

(iii)     have been or will be, as the case may be, prepared in compliance in all material respects with applicable accounting requirements and with the published rules and regulations of the Securities Department with respect thereto and United States generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

(b)         NPCC previously has delivered to USAC complete and accurate copies of (i) the Annual Statements of DCLIC for each of the years ended December 31, 2014, 2015 and 2016 (including the supporting memorandum to the actuarial opinions given in connection with such Annual Statements); and (ii) the Quarterly Statement of DCLIC for the first quarter of 2017. Each of the foregoing statements (A) complied in all material respects with all applicable Laws when so filed, (B) was prepared in accordance with SAP (except as may be noted therein or in the notes thereto), (C) is true and complete in all material respects as of the date thereof, and (D) presents fairly the financial position of DCLIC as of the respective dates thereof and the related summary of operations and changes in capital and surplus and in cash flows of DCLIC for and during the respective periods covered thereby. No material deficiency has been asserted by any insurance regulatory authority with respect to any such statement.

(c)         NPCC has made available to USAC (i) each insurance holding company filing, statement or report filed by NPCC with any Governmental Entity, (ii) each annual and quarterly statement filed with or submitted to insurance regulatory authorities of any jurisdiction by NPCC or DCLIC, and (iii) any reports of examination (including, without limitation, financial, market conduct and similar examinations) of NPCC or DCLIC issued by any Governmental Entity, in each case since December 31, 2015. To the Knowledge of NPCC, all deficiencies or violations noted in such examination reports have been resolved to the satisfaction of the Governmental Entity that noted such deficiencies or violations. To the Knowledge of NPCC, NPCC and DCLIC have filed all material reports, statements, documents, registrations, filings or submissions required to be filed by NPCC or DCLIC with any Governmental Entity since December 31, 2013. All reports, statements, documents, registrations, filings and submissions required to be filed by NPCC or DCLIC with any Governmental Entity since December 31, 2013, were in compliance in all material respects with all applicable Laws when filed, and no deficiencies have been asserted by any such Governmental Entity with respect to such reports, statements, documents, registrations, filings or submissions that have not been satisfied.

3.6         No Undisclosed Liabilities.

(a)         Except (i) as reflected or reserved against in the Financial Statements, (ii) for transactions expressly contemplated by this Agreement, (iii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2016, or (iv) for liabilities and obligations that, individually or in the aggregate, do not exceed $5,000, neither NPCC nor DCLIC has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, whether known or unknown and whether due or to become due.

(b)         Except for regular periodic assessments in the ordinary course of business, no claim or assessment is pending nor, to the Knowledge of NPCC, threatened against NPCC or DCLIC by any state insurance guaranty association in connection with such association’s fund relating to insolvent insurers.

3.7         Compliance with Law.

(a)         NPCC and DCLIC are, and since January 1, 2014, have been (and, to the Knowledge of NPCC, all Affiliates thereof or other Persons acting on their behalf are), in compliance with and are not in default under or in violation of any applicable federal, state, local or foreign or provincial law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of or undertaking to or agreement with any Governmental Entity, including common law, (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation: would not reasonably be expected to have, individually or in the aggregate, a NPCC Material Adverse Effect. Without limiting the generality of the foregoing, all insurance business underwritten or reinsured by DCLIC was marketed and produced, and has been administered, in material compliance with all applicable Laws.

(b)         As of the date of this Agreement, neither NPCC nor DCLIC has received notice of any investigation or review by any Governmental Entity, and to the Knowledge of NPCC, no such investigation or review is pending or threatened, other than those the outcome of which could not, individually or in the aggregate, reasonably be expected to result in a NPCC Material Adverse Effect.

(c)         Section 3.7(e) of NPCC Disclosure Schedule sets forth a list of all associations, industry or trade groups or similar organizations of which NPCC or DCLIC is a member and the amount of all dues and fees payable by NPCC or DCLIC in connection with such membership.

3.8         Intentionally Withheld.

3.9         Employee Benefit Plans.

(a)         Section 3.9(a) of NPCC Disclosure Schedule lists all NPCC Benefit Plans. “NPCC Benefit Plans” means (i) all “employee benefit plans” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA), whether written or oral, (ii) all plans, programs, policies and agreements, whether written or oral, that provide cash- or equity-based incentives, health, medical, dental, disability, accident, life insurance, vacation, material fringe benefit, salary continuation, paid time off, supplemental unemployment, profit sharing, severance, change in control, retirement, deferred compensation, pension, welfare or savings benefits, and (iii) all employment, individual consultant and individual independent contractor agreements providing compensation, vacation, severance or other benefits to any current or former officer, employee, individual independent contractor or individual consultant of NPCC or DCLIC whose annual cash compensation exceeds or could exceed $100,000 or providing for severance pay exceeding 25% of such individual’s annual base pay, in each case as to which NPCC, DCLIC or any ERISA Affiliate maintains, contributes to or has any obligation or liability, contingent or otherwise. The term “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with NPCC or DCLIC, is (or at any relevant time was) treated as a single employer under Section 414 of the Code or the Treasury Regulations thereunder.

(b)         Except for such claims which would not reasonably be expected to have, individually or in the aggregate, a NPCC Material Adverse Effect, no action, dispute, suit, claim, arbitration, or legal, administrative or other proceeding or governmental action (other than claims for benefits in the ordinary course) is pending or, to the Knowledge of NPCC, threatened (i) with respect to any NPCC Benefit Plan by any current or former employee, officer, director, independent contractor or consultant, (ii) alleging any breach of the material terms of any NPCC Benefit Plan or any fiduciary duties or (iii) with respect to any violation of any applicable Law with respect to such NPCC Benefit Plan.

(c)         Except for non-compliance which would not reasonably be expected to have, individually or in the aggregate, a NPCC Material Adverse Effect, each NPCC Benefit Plan has been established, maintained and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto. Each NPCC Benefit Plan intended to be qualified under Section 401(a) or 401(k) of the Code has received a favorable determination letter from the United States Internal Revenue Service (“IRS”) that has not been revoked and that takes into account all applicable legal and regulatory requirements, or with respect to a prototype plan, can rely on an opinion letter from the IRS to the prototype plan sponsor, to the effect that such NPCC Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to the Knowledge of NPCC, no fact or event has occurred that would reasonably be expected to affect adversely the qualified status of any such NPCC Benefit Plan.

(d)         None of NPCC, DCLIC, nor any ERISA Affiliate sponsors, maintains, or has any obligation to contribute to (nor has it ever sponsored, maintained or contributed to) (i) any employee benefit plan (within the meaning of Section 3(3) of ERISA) that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) any “multi-employer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA), (iii) a “multiple employer plan” (as defined in Section 413(c) of the Code) or (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(e)         None of NPCC Benefit Plans provides that the consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event, (i) entitle any current or former director, employee, independent contractor, consultant or officer of NPCC or DCLIC to equity-based compensation awards, severance pay, retention bonuses, parachute payments, non-competition payments, unemployment compensation or any other payment, compensation or benefit except as expressly provided in this Agreement, (ii) accelerate the time of payment or vesting, result in any funding, or increase the amount of any payment, compensation or benefit due any such director, employee, independent contractor, consultant or officer, except as expressly provided in this Agreement, (iii) result in any forgiveness of indebtedness or obligation to fund benefits with respect to any such employee, director, independent contractor, consultant or officer, (iv) result in any limitation or restriction on the right of NPCC or DCLIC to merge, amend or terminate any NPCC Benefit Plan, (v) result in any new or increased contribution required to be made to any NPCC Benefit Plan, (v) result in an “excess parachute payment” within the meaning of Section 280G(b) of the Code, or (vi) provide for any director, officer, employee, independent contractor, consultant or other service provider to be entitled to a gross-up, make whole or other payment as a result of the imposition of taxes under Section 280G, 4999 or 409A of the Code under any agreement or arrangement with NPCC or DCLIC.

(f)         NPCC has provided to USAC true, correct and complete copies of (i) each NPCC Benefit Plan and any amendments thereto (or, in the case of any such NPCC Benefit Plan that is unwritten, a description thereof), (ii) the three most recent annual reports on Form 5500 required to be filed with the IRS with respect to each NPCC Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each NPCC Benefit Plan for which such summary plan description is required, (iv) each trust agreement and insurance or group annuity contract relating to any NPCC Benefit Plan and (v) the most recent determination or opinion letter, if any, issued by the IRS with respect to any NPCC Benefit Plan intended to be qualified under Section 401(a) of the Code.

(g)         No NPCC Benefit Plan provides for post-retirement health, medical or life insurance coverage beyond the end of the month in which employment terminates, except as required by Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code (“COBRA”) or any similar state law.

(h)         No event has occurred and, to the Knowledge of NPCC, no condition exists that would, either directly or by reason of NPCC’s or DCLIC’s affiliation with any of their ERISA Affiliates, subject NPCC or DCLIC to any material Tax, fine, lien, or penalty imposed by ERISA, the Code or other applicable Laws with respect to any NPCC Benefit Plan.

(i)         All benefits accrued under each unfunded NPCC Benefit Plan have been accrued or otherwise adequately reserved in accordance with GAAP. All benefits, contributions and premiums required by and due under the terms of each NPCC Benefit Plan or applicable Laws have been paid in accordance with the terms of such NPCC Benefit Plan, the terms of all applicable Laws and GAAP.

(j)         Each “non-qualified deferred compensation plan” (as such term is defined in Section 409A of the Code and the final Treasury Regulations thereunder) currently or previously sponsored or maintained by NPCC, DCLIC or any ERISA Affiliate (or to which NPCC, DCLIC or any ERISA Affiliate is (or was) a party), including without limitation the individual awards under any such plan, has been maintained, operated and administered in accordance with, and is in documentary compliance with, Section 409A of the Code and the guidance issued thereunder (including the final Section 409A Treasury Regulations) such that there is not a “plan failure” within the meaning of Section 409A(a)(1) of the Code.

(k)         None of NPCC, DCLIC nor any ERISA Affiliate is subject to an employer shared responsibility payment under Section 4980H of the Code.

(l)         No Person has any right (i) to acquire from NPCC any equity securities of NPCC, DCLIC, the Surviving Corporation or any Subsidiary thereof or (ii) to receive from NPCC or DCLIC any payment in respect of any equity based compensatory award or warrant the value of which is determined with respect to NPCC Common Stock.

3.10        Interested Party Transactions. Section 3.10 of NPCC Disclosure Schedule sets forth a complete and accurate list of the contracts, arrangements or transactions under which NPCC or DCLIC has any existing or future liabilities (an “Affiliate Transaction”), between NPCC or DCLIC, on the one hand, and, on the other hand, any (i) present or former officer or director of either NPCC or DCLIC or any of such officer’s or director’s immediate family members, (ii) record or beneficial owner of more than 5% of the Shares, or (iii) any Affiliate of any such officer, director or owner (other than NPCC or DCLIC). NPCC has provided to USAC correct and complete copies of each Contract providing for each Affiliate Transaction. All Affiliate Transactions are being conducted on an arm’s length basis. No shareholder, officer or director of NPCC or DCLIC (A) to the Knowledge of NPCC, has any claim, charge, action or cause of action against NPCC or DCLIC, except for claims for accrued vacation pay or accrued benefits under any NPCC Benefit Plan existing on the date of this Agreement, (B) to the Knowledge of NPCC, has made, on behalf of NPCC or DCLIC, any payment or commitment to pay any commission, fee or other amount to, or to purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any other person of which any shareholder owning more than 1% of the outstanding NPCC Common Stock or any officer or director of NPCC or DCLIC is a partner or shareholder (except holdings solely for passive investment purposes of securities of publicly held and traded entities constituting less than 5% of the equity of any such entity), (C) is indebted or otherwise owes any money to NPCC or DCLIC or (D) has any interest in any property, real or personal, tangible or intangible, used in or pertaining to the business or operations of NPCC or DCLIC.

3.11        Absence of Changes or Events.

(a)         Since December 31, 2016, except as otherwise required or expressly contemplated by this Agreement, (i) the businesses of NPCC and DCLIC have been conducted, in all material respects, in the ordinary course of business consistent with past practice, (ii) there have not been any facts, circumstances, events, changes, effects or occurrences that have had or would reasonably be expected to have, individually or in the aggregate, a NPCC Material Adverse Effect, and (iii) except as contemplated by this Agreement, there has not been any change in any marketing relationship between DCLIC and any Person through which DCLIC sells insurance policies, which change has had or would reasonably be expected to have a NPCC Material Adverse Effect.

(b)         Since December 31, 2016, and before the date of this Agreement, neither NPCC nor DCLIC has taken or permitted to occur any action that were it to be taken from and after the date of this Agreement would require approval of USAC under Section 5.1(b).

3.12        Investigations; Litigation.

(a)         (i) Neither NPCC nor DCLIC has received notice of any investigations or reviews by any Governmental Entity with respect to NPCC or DCLIC, and, to the Knowledge of NPCC, no such investigations or reviews has been threatened; (ii) neither NPCC nor DCLIC has received notice of any actions, suits, inquiries, investigations or proceedings pending against or affecting NPCC or DCLIC, or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of, or before, any Governmental Entity, and (and, to the Knowledge of NPCC, no such proceedings are threatened), nor are there any pending or unfunded settlements with respect to such matters.

(b)         Neither NPCC nor DCLIC has received notice of any material actions, suits, inquiries, investigations or proceedings pending (and, to the Knowledge of NPCC, no such proceedings are threatened) against or affecting NPCC or DCLIC, or any of their respective properties at law or in equity by any Person (other than a Government Entity).

3.13        Proxy Statement; Other Information. None of the information contained in the Proxy Statement (as hereinafter defined) will at the time of the mailing of the Proxy Statement to the shareholders of NPCC, at the time of the NPCC Meeting, and at the time of any amendments thereof or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that no representation is made by NPCC with respect to information supplied by USAC to NPCC for inclusion in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the Securities Act, to the extent so required, except that no representation is made by NPCC with respect to information supplied by USAC. The letter to shareholders, notice of meeting, proxy statement and forms of proxy to be distributed to shareholders in connection with the Merger to be filed with the SEC in connection with seeking the adoption and approval of this Agreement and the issuance of the Merger Consideration are collectively referred to in this Agreement as the “Proxy Statement.”

3.14        Tax Matters.

(a)         Each of NPCC and DCLIC has duly and timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all Tax Returns required to be filed by it, and all such filed Tax Returns were correct and complete in all respects. All Taxes owed by NPCC and DCLIC (whether or not shown on any Tax Return) have been timely paid in full. Neither NPCC nor DCLIC is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by a Taxing Authority in a jurisdiction where NPCC or DCLIC does not file any Tax Returns that NPCC or DCLIC is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of NPCC or DCLIC that arose in connection with any failure (or alleged failure) to pay any Tax.

(b)         NPCC and DCLIC have withheld and paid to the proper Taxing Authority all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, depositor, shareholder, or other third party.

(c)         No deficiency with respect to Taxes or Tax Returns has been proposed, asserted, assessed or, to the Knowledge of NPCC, threatened by any Taxing Authority against NPCC or DCLIC that has not been fully satisfied. No audits or administrative or judicial Tax proceedings are pending or being conducted with respect to NPCC or DCLIC. Neither NPCC nor DCLIC has received from any Taxing Authority any notice indicating an intent to open an audit, examination or review with respect to Taxes or any request for information related to Tax matters. No Tax Return of NPCC or DCLIC has ever been audited by a Taxing Authority. NPCC has delivered to USAC correct and complete copies of all federal income Tax Returns filed by NPCC and DCLIC since December 31, 2012, and all examination reports, statements of deficiencies and material correspondence from a Taxing Authority received by NPCC or DCLIC relating thereto.

(d)         Neither NPCC nor DCLIC has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax deficiency or assessment.

(e)         Neither NPCC nor DCLIC will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or before the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or before the Closing Date; (iii) installment sale or open transaction disposition made on or before the Closing Date; (iv) prepaid amount received on or before the Closing Date; or (v) election under Section 108(i) of the Code.

(f)         Neither NPCC nor DCLIC (i) has been a member of an “affiliated group” within the meaning of Section 1504 of the Code or any similar group defined under a similar provision of state, local, or foreign Law or (ii) has any liability for the Taxes of any Person under Treasury Regulations Section 1.502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract or otherwise.

(g)         Neither NPCC nor DCLIC is a party to or bound by any material Tax allocation, Tax sharing or Tax indemnity agreements or arrangements.

(h)         Neither NPCC nor DCLIC has been a “distributing corporation” or a “controlled corporation” in any distribution of stock occurring during the three-year period ending as of the date of this Agreement that was purported or intended to be governed by Section 355 or Section 361 of the Code.

(i)         Neither NPCC nor DCLIC has participated (within the meaning of Treasury Regulations Section 1.6011-4(c)(3)) in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (and all predecessor regulations).

(j)         Neither NPCC nor DCLIC has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(k)        Each of NPCC and DCLIC has disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(l)         Neither NPCC nor DCLIC has been a “personal holding company” within the meaning of Section 541 of the Code.

(m)      There is no material property or obligation of NPCC or DCLIC, including uncashed checks to vendors, customers, or employees, non-refunded overpayments, or unclaimed subscription balances, that is escheatable or reportable as unclaimed property to any state or municipality under any applicable escheatment or unclaimed property laws.

(n)       Neither NPCC nor DCLIC has made any payments, is obligated to make any payments, or is a party to any plan or agreement that under certain circumstances could obligate it to make any payments that would not be deductible under Sections 162(m), 280G or 404 of the Code or result in an excise Tax under Sections 4999 or 409A of the Code.

(o)       Neither NPCC nor DCLIC has granted to any person any power of attorney that is currently in force with respect to any matter relating to Taxes.

(p)       DCLIC is, and at all times has been, a “life insurance company” within the meaning of Section 816 of the Code and subject to federal income Tax under Section 801 of the Code.

(q)       DCLIC does not have a “policyholders surplus account” within the meaning of Section 815 of the Code that has a positive balance.

(r)       (A) DCLIC has complied with all applicable reporting, withholding and disclosure requirements under the Code, including, but not limited to, those regarding distributions with respect to all insurance, annuity or investment policies, plans, or contracts, financial products, employee benefit plans, individual retirement accounts or annuities, or any similar or related policy, contract, plan or product, whether individual, group or otherwise (each, an “Insurance Contract”) issued, entered into or sold by it and have reported the distributions under such contracts substantially in accordance with Sections 72, 7702, and 7702A of the Code; (B) each Insurance Contract issued, entered into, or sold by DCLIC (whether developed by, administered by, or reinsured with any unrelated third party) qualifies as a life insurance contract or an annuity contract, as applicable, under the federal Tax Laws, including without limitation, under Sections 72, 817(h), and 7702 of the Code and their underlying Treasury Regulations; (C) such Insurance Contracts are not modified endowment contracts (“MECs”) within the meaning of Section 7702A of the Code unless and to the extent the contracts were marketed as MECs at all relevant times or the holders of the policies have been notified of, and consented to, such MEC classification; (D) DCLIC is treated, for federal income Tax purposes, as the owner of the assets underlying the respective Insurance Contracts that DCLIC has issued, entered into or sold; (E) each Insurance Contract issued, entered into or sold by DCLIC (whether developed by, administered by or reinsured with, any unrelated third party) which is provided under or connected with either a plan described in Section 401(a), 403(a), 403(b), 408 or 457 or any similar provision of the Code has been endorsed, administered and otherwise complies with the requirements of the Code applicable to such contract, and there are no exempt prohibited transactions within the meaning of Section 4975 of the Code with respect to such contracts (other than such non-exempt prohibited transactions or violations that arise to the extent that, for these purposes, DCLIC may be holding “plan assets” in or may be a “fiduciary” with respect to its general account); and (F) there are no “hold harmless”, Tax sharing or Tax indemnification agreements respecting the Tax qualification or treatment of any product or plan sold, issued, entered into or administered by DCLIC (whether developed by, administered by, or reinsured with any unrelated third party).1

(s)       For purposes of this Section 3.14, references to NPCC or DCLIC shall be deemed to include any predecessors of the foregoing.

(t)       For purposes of this Agreement: (x) “Tax” or “Taxes” shall mean (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies, unclaimed property and escheat obligations and other governmental charges or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Entity in connection with any item described in clause (i) and (iii) any transferee liability in respect of any items described in clauses (i) and/or (ii) payable by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulations Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise, (y) “Tax Returns” shall mean any return, report, claim for refund, estimate, information return or statement or other similar document relating to or required to be filed with any Governmental Entity with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof, and (z) “Taxing Authority” means any Governmental Entity responsible for the imposition or collection of any Tax.

_____________________________

1 Are there any insurance policies or contracts to any employee benefit plans which are subject to ERISA or section 4975 of the Code?

3.15        Labor Matters.

(a)        NPCC has delivered to USAC a complete and correct list of names and positions of all of the employees of NPCC or DCLIC and their current hourly wages or monthly salaries and other compensation.

(b)        Neither NPCC nor DCLIC has received written notice during the past two years of the intent of any Governmental Entity responsible for the enforcement of labor, employment, occupational health and safety or workplace safety and insurance/workers compensation laws to conduct an investigation of or affecting NPCC or DCLIC and, to the Knowledge of NPCC, no such investigation is in progress.

(c)        There have not been during the two-year period preceding the date of this Agreement any strikes, lockouts or other material labor disputes with respect to any employees of NPCC or DCLIC (“Employees”).

(d)        There has not been during the two-year period preceding the date of this Agreement any union organizing effort pending or, to the Knowledge of NPCC, threatened against NPCC or DCLIC.

(e)        There has not been during the two-year period preceding the date of this Agreement any unfair labor practice, labor dispute or labor arbitration proceeding pending or, to the Knowledge of NPCC, threatened against NPCC or DCLIC.

(f)         There has not been during the two-year period preceding the date of this Agreement any slowdown or work stoppage in effect or, to the Knowledge of NPCC, threatened with respect to Employees.

(g)         NPCC and DCLIC are in compliance with all applicable Laws respecting employment and employment practices, including terms and conditions of employment, wages and hours, unfair labor practices discriminatory employment practices, collective bargaining, occupational safety and health, and immigration except for such matters which would not reasonably be expected to have, individually or in the aggregate a NPCC Material Adverse Effect.

(h)         Neither NPCC nor DCLIC has any liabilities under the Worker Adjustment and Retraining Act and the regulations promulgated thereunder (the “WARN Act”) or any similar state or local law as a result of any action taken by NPCC that would reasonably be expected to have, individually or in the aggregate, a NPCC Material Adverse Effect.

(i)         As of the date of this Agreement, neither NPCC nor DCLIC is obligated to recognize or bargain with any labor union or organization, and is not a party to or negotiating any collective bargaining agreements.

(j)         There are no agreements, labor practices, policies or procedures, or other representations, whether written or oral, that have been made by NPCC or DCLIC to any of their employees that commit USAC or ANDC to retain them as employees for any period of time subsequent to the Closing. Neither NPCC nor DCLIC is a party to any agreements or arrangements or subject to any requirements that are, in any manner, inconsistent with employees of NPCC or DCLIC becoming at-will employees of USAC or ANDC or that will, in any manner, restrict USAC or ANDC from relocating, consolidating, merging or closing, in whole or in part, any portions of the business or operations of NPCC or DCLIC, subject to requirements imposed by applicable Law.

3.16       Intellectual Property. Schedule 3.16 contains a list of all trademarks and service marks NPCC or DCLIC owns, or otherwise has the right to use, or for which NPCC or DCLIC has applied (the “Trademarks”). Subject to any pending applications as identified on Schedule 3.16, NPCC and DCLIC own all the Trademarks, and all logos, assumed names, registered and unregistered copyrights, patents or applications and registrations, domain names, Internet addresses and other computer identifiers, web sites and web pages, computer software programs, including all source code, object code, specifications, databases and related documentation, trade secrets, know-how, customer information, confidential business information and technical information, and all licenses, distribution agreements and covenants not to sue relating to the foregoing used in their respective businesses as currently conducted (collectively, the “Intellectual Property”), free and clear of all Liens. Except as would not reasonably be expected to have, individually or in the aggregate, a NPCC Material Adverse Effect, (i) there are no pending or, to the Knowledge of NPCC, threatened claims by any person alleging infringement by NPCC or DCLIC or with regard to the ownership, validity or use of any Intellectual Property, (ii) the conduct of the business of NPCC and DCLIC does not infringe any intellectual property rights of any person, (iii) neither NPCC nor DCLIC has made any claim of a violation or infringement by others of its rights to or in connection with the Intellectual Property, and (iv) to the Knowledge of NPCC, no person is infringing any Intellectual Property. Upon the consummation of the transactions contemplated by this Agreeement, the Surviving Corporation shall own or have the right to use all Intellectual Property on substantially similar terms and conditions as NPCC and DCLIC enjoyed immediately before such transaction.

3.17       Property. Each of NPCC and DCLIC owns and has good title and possession to all its personal property reflected in the Audited Financial Statements and the Unaudited Financial Statements and has valid leasehold interests under enforceable leases in all of its leased properties free and clear of all Liens (except for (i) property abandoned or disposed of in the ordinary course of business and consistent with past practices (provided that, to the extent such abandoned or disposed of property is necessary for the continuation of the business of NPCC and DCLIC in the ordinary course of business and consistent with past practices, that such property has been replaced with comparable property) and (ii) Permitted Exceptions). All material leases under which NPCC or DCLIC leases any real or personal property are valid and effective against NPCC or DCLIC and, to NPCC’s Knowledge, the counterparties thereto, in accordance with their respective terms, and there is not, under any of such leases, any existing material default by NPCC or DCLIC or, to NPCC’s Knowledge, the counterparties thereto, or event that, with notice or lapse of time or both, would become a default by NPCC or DCLIC or, to NPCC’s Knowledge, the counterparties thereto. Neither NPCC nor DCLIC owns any interest in real property

3.18       Insurance. Section 3.18 of NPCC Disclosure Schedule sets forth an insurance schedule of NPCC’s and DCLIC’s insurance, including without limitation directors’ and officers’ liability insurance, primary and excess casualty insurance policies providing coverage for bodily injury and property damage to third parties, including products liability and completed operations coverage, and worker’s compensation, in effect as of the date of this Agreement. As of the date of this Agreement, all such insurance policies are in full force and effect and all related premiums have been paid to date. There is no material claim by NPCC or DCLIC pending under any of NPCC’s or DCLIC’ insurance policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. Neither NPCC nor DCLIC has received any notice, which remains outstanding, of cancellation or termination with respect to any insurance policy.

3.19       Material Contracts.

(a)         Except for this Agreement, neither NPCC nor DCLIC is a party to or bound by, as of the date of this Agreement, any Contract (whether written or oral) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) or that otherwise is of the following nature (all Contracts of the type described in this Section 3.19(a) being referred to in this Agreement as “NPCC Material Contracts”):

(i)     any Contracts containing any provision or covenant (A) limiting the ability of NPCC or DCLIC to (1) sell any products or services of any other Person, (2) engage in any line of business, or (3) compete with or obtain products or services from any Person or (B) limiting the ability of any Person to compete with or to provide products or services to NPCC or DCLIC;

(ii)     any Contract involving aggregate remaining payments or receipts of more than $10,000 that contains a “change in control” or similar provision under which the execution and delivery of this Agreement, or the consummation of the Merger would give rise to any right (including any right of termination, cancellation, acceleration or vesting) or benefit;

(iii)     any Contract concerning a partnership or joint venture;

(iv)     any Contract containing covenants purporting to limit the freedom of NPCC or DCLIC to hire an individual or group of individuals;

(v)     any Contract providing for “earn outs,” or other contingent payments by NPCC or DCLIC;

(vi)     confidentiality or standstill agreements with any person that restrict NPCC or DCLIC in the use of any information or the taking of any actions by NPCC or DCLIC entered into in connection with the consideration by NPCC or DCLIC of any acquisition of equity interests or assets; and

(vii)     any Contract in favor of directors or officers that provide rights to indemnification.

(b)         Each NPCC Material Contract is valid and binding on NPCC or DCLIC (whichever is a party thereto, as applicable) and, assuming performance by the counterparty thereto, is in full force and effect and enforceable in accordance with its terms. NPCC and DCLIC have in all material respects performed all obligations required to be performed by them to date under each NPCC Material Contract. To the Knowledge of NPCC, neither NPCC nor DCLIC has received written notice of, or is aware of, the existence of any event or condition that, after notice or lapse of time or both, constitutes or will constitute a material default on the part of NPCC or DCLIC, or gives rise to a right of termination, cancellation, amendment, modification, payment or acceleration of any obligation, a right to impose any fine or penalty, a right to purchase or foreclose upon any assets or equity interests of NPCC or DCLIC or the loss of a material benefit under, or results in the creation of any Lien (other than Permitted Exceptions) on any of the properties and assets of NPCC and DCLIC, under any NPCC Material Contract, the result of which would reasonably be expected to have a NPCC Material Adverse Effect.

(c)         Section 3.19 of NPCC Disclosure Schedule identifies, as to each NPCC Material Contract, (i) if the consent, waiver or approval of any other party thereto is required, (ii) if notice must be provided to any party thereto (and the length of such notice), (iii) if any payments are required (and the amount of such payments), in each case in order for such Contract to continue in full force and effect upon the consummation of the Merger and the other transactions contemplated by this Agreement, and (iv) if such Contract can be canceled by any other party thereto without liability to such other party due to the consummation of the Merger and the other transactions contemplated by this Agreement. A complete copy of each written NPCC Material Contract and a description of each oral NPCC Material Contract has been provided to or made available to or made available to USAC before the date of this Agreement.

3.20       Finders or Brokers. Neither NPCC nor DCLIC has engaged any investment banker, broker or finder in connection with the transactions contemplated by this Agreement, and no broker, investment banker or other person is entitled to any broker’s, finder’s or other similar fee or any commission in connection with or upon consummation of the Merger or the other transactions contemplated by this Agreement.

3.21       Intentionally withheld.

3.22       Reserves. The statutory reserves and other similar amounts with respect to losses, benefits, claims and expenses in respect of DCLIC’s insurance business (including without limitation in respect of insurance policies, annuity contracts or guaranteed investment contracts, whether direct or assumed by reinsurance) as established or reflected in the December 31, 2016, Annual Statement were, and the statutory reserves and other similar amounts with respect to losses, benefits, claims, and expenses in respect of DCLIC’s insurance business (including without limitation in respect of insurance policies, annuity contracts or guaranteed investment contracts, whether direct or assumed by reinsurance) as will be established or reflected in the Annual Statement for the year ending December 31, 2016, and each Quarterly Statement filed or submitted to the North Dakota Department of Insurance after December 31, 2016, and before the Closing Date will be, (a) determined in accordance with SAP and generally accepted actuarial statements consistently applied, (b) based on actuarial assumptions that were in all material respects and are in all material respects in compliance with the requirements of the insurance Laws of each applicable jurisdiction, (c) in accordance with the benefits specified in the related insurance or reinsurance Contracts in all material respects, (d) in accordance and compliance with the requirements of the insurance Laws of each applicable jurisdiction in all material respects, and (e) adequate, in all material respects, along with future premiums, based upon then-current information and assumptions concerning investment income, mortality and morbidity experience, persistency and expenses, to cover the total amount of all matured and reasonably anticipated unmatured benefits, claims, and other liabilities of DCLIC under all insurance or reinsurance Contracts under which DCLIC has any liability. DCLIC owns assets that qualify as legal reserve assets under applicable insurance laws in an amount at least equal to all such statutory reserves and other similar amounts of DCLIC

3.23        Licenses and Permits.

(a)     NPCC and DCLIC each owns or validly holds all licenses, franchises, permits, approvals, authorizations, exemptions, classifications, certificates, registrations, and similar documents or instruments tariffs, grants, easements, variances, exceptions, consents and orders of any Governmental Entity (other than Insurance Licenses) that are required to own, lease and operate its properties and assets or to carry on its businesses as they are now being conducted and that the failure to so own or hold has had or reasonably would be expected to have a NPCC Material Adverse Effect (the “NPCC Permits”). No suspension or cancellation of any of NPCC Permits is pending or, to the Knowledge of NPCC, threatened. NPCC and DCLIC are not, and since January 1, 2014, have not been, in violation or breach of, or default under, any NPCC Permit. To the Knowledge of NPCC, no event or condition has occurred or exists that would result in a violation of or breach or loss of a benefit under any NPCC Permit (in each case, with or without notice or lapse of time or both).

(b)     All such licenses, franchises, permits, approvals, authorizations, exemptions, classifications, certificates, registrations, and similar documents or instruments are valid and in full force and effect, except where such failure to be valid or in full force and effect has not had and would not reasonably be expected to have a NPCC Material Adverse Effect.

3.24        Insurance Licenses.

(a)     DCLIC possesses a license, certificate of authority, permit and other authorization to transact insurance business (an “Insurance License”) in each State or other jurisdiction in which DCLIC is required to possess an Insurance License. NPCC does not possess, and is not required to possess, an Insurance License.

(b)     Section 3.24(b) of NPCC Disclosure Schedule contains a complete and accurate list of all jurisdictions in which DCLIC is licensed to transact insurance business, and all Insurance Licenses held by DCLIC are listed, by jurisdiction, in Section 3.24(b) of NPCC Disclosure Schedule and are in full force and effect.

(c)     No Insurance License listed in Section 3.24(b) of NPCC Disclosure Schedule is subject to any restriction or limitation imposed by any Governmental Entity and is not subject to any pending or, to the Knowledge of NPCC, threatened proceeding regarding or seeking any suspension, revocation or limitation of any such Insurance License. Neither NPCC nor DCLIC has received any notice of any event, inquiry, investigation or proceeding that reasonably would be expected to result in the suspension, revocation or limitation of any such Insurance License, and, to the Knowledge of NPCC, there is not sustainable basis for any such suspension, revocation or limitation.

(d)     DCLIC is not currently the subject of any supervision, conservation, rehabilitation, liquidation, receivership, insolvency or other similar proceeding nor is DCLIC operating under any formal or informal agreement or understanding with the licensing authority of any state which restricts its authority to do business or requires it to take, or refrain from taking any action.

3.25       Policies.

(a)     All forms of insurance policies, annuity contracts, variable annuity contracts and guaranteed interest contracts and riders thereto (collectively, “Policies”) currently written or issued by DCLIC, and all Policies reinsured or otherwise underwritten by DCLIC, are to the extent required under applicable Laws and in all material respects, on forms approved by applicable Governmental Entities of the jurisdiction where issued or have been filed with and not objected to by such Governmental Entities within the period provided for objection.

(b)     All Policy applications in respect of Policy forms currently written or issued by DCLIC, and all Policies reinsured or otherwise underwritten by DCLIC, required to be filed with or approved by applicable Governmental Entities under applicable insurance Laws have been so filed or approved. Any premium rates with respect to Policies currently issued or written by DCLIC, and all Policies reinsured or otherwise underwritten by DCLIC, required to be filed with or approved by applicable Governmental Entities under applicable insurance Laws have been so filed or approved and premiums charged conform thereto in all material respects. No material deficiencies have been asserted, in writing, by any Governmental Entity with respect to any such filings with respect to Policies written, issued or reinsured by DCLIC that have not been cured or otherwise resolved to the satisfaction of such Governmental Entity.

3.26        Insurance Business.

(a)     DCLIC is in material compliance with all applicable insurance Laws regulating the practices of selling life and health Policies except for such failures to be in compliance that would not, individually or in the aggregate, reasonably be expected to have a NPCC Material Adverse Effect, including but not limited to applicable insurance Laws regulating advertisements, requiring mandatory disclosure of Policy information, requiring employment of standards to determine if the purchase of a Policy is suitable for an applicant, prohibiting the use of unfair methods of competition and deceptive acts or practices and including but not limited to applicable insurance Laws regulating advertisements, requiring mandatory disclosure of Policy information, requiring employment of standards to determine if the purchase of a Policy is suitable for an applicant, prohibiting the use of unfair methods of competition and deceptive acts or practices and regulating replacement transactions. For purposes of this Section 3.26(a), (i) “advertisement” means any material designed to create public interest in life and health insurance policies, annuity contracts and variable annuity contracts in or an insurer, or in an insurance producer, or to induce the public to purchase, increase, modify, reinstate, borrow on, surrender, replace or retain such a policy or contract, and (ii) “replacement transaction” means a transaction in which a new life or health insurance policy, annuity contract or variable annuity contract is to be purchased by a prospective insured and the proposing producer should know that one or more existing life or health Policies is to be lapsed, forfeited, surrendered, reduced in value or pledge as collateral for greater than 25% of the loan value set forth in the Policy.

(b)     DCLIC has (i) timely paid all guaranty fund assessments that are due, or claimed or asserted by any insurance regulatory authority to be due, from DCLIC, or (ii) provided for all such assessments in its statutory financial statements, filed with the appropriate Governmental Entity, to the extent necessary to be in conformity in all material respects with SAP for such statements.

(c)     The December 31, 2016, Annual Statement lists all funds maintained in a state of licensure by DCLIC under any applicable insurance Law (each a “Deposit”), and identifies each Deposit the beneficial interest of which has been transferred in connection with an existing Reinsurance Agreement. Since December 31, 2016, there has been no material change to the dollar amount of any such Deposit or any assignment of any beneficial interest in any such Deposit. No state insurance regulatory authority has placed or imposed any restriction on the use of any such Deposit.

(d)     All Policy benefits payable by DCLIC or, to the Knowledge of NPCC, by any other Person that is a party to or bound by any Reinsurance Agreement have in all material respects been paid in accordance with the terms of the Policy under which they arose, except for such benefits for which NPCC believes there is a reasonable basis to contest payment.

(e)     Complete and accurate copies of the underwriting standards and procedures utilized by DCLIC with respect to Policies written or issued by DCLIC outstanding as of the date hereof have been provided to USAC. All Policies written or issued by DCLIC have been written or issued in compliance with the underwriting standards and procedures utilized by DCLIC and, with respect to any such Policy reinsured or co insured in whole or in part, conform in all respects to the standards and procedures required under the terms of the related Reinsurance Agreement. NPCC has provided to USAC true and correct copies of the risk retention, claims settlement and other material operational policies and procedures of NPCC and DCLIC. NPCC and DCLIC have operated their respective business at all times in compliance with such policies and procedures.

(f)     No outstanding Policy written or issued, reinsured, or otherwise underwritten by DCLIC entitles the holder thereof or any other Person to receive dividends, distributions, or other benefits based on the revenues or earnings of DCLIC or any other Person.

(g)     Neither NPCC nor DCLIC is a “commercially domiciled insurer” under the laws of any jurisdiction or is otherwise treated as domiciled in a jurisdiction other than its jurisdiction of organization.

3.27       Reinsurance or Retrocessions.

(a)     Set forth in Section 3.27(a) of NPCC Disclosure Schedule is a complete and accurate list of each Reinsurance Agreement (and trust and security agreement related thereto) under which DCLIC has assumed business and that was in force or under which any party has any existing rights, obligations or liabilities on the date of this Agreement, including the name of the ceding company, the name of the reinsurer, the name of the broker, type of contract, inception date, estimated premium and limit.

(b)     Set forth in Section 3.27(b) of NPCC Disclosure Schedule is a complete and accurate list of each Reinsurance Agreement (and trust and security agreement related thereto) under which DCLIC has ceded or transferred any portion of its obligations or liabilities under any Reinsurance Agreement or Policy and that was in force or under which any party has any existing rights, obligations or liabilities on the date of this Agreement, including the name of the ceding company, the name of the reinsurer, the name of the broker, type of contract, inception date, estimated premium and limit (if any).

(c)     (i) to the Knowledge of NPCC, none of the reinsurers or reinsureds under any Reinsurance Agreement is insolvent or the subject of a rehabilitation, liquidation, conservatorship, receivership, bankruptcy or similar proceeding, (ii) to the Knowledge of NPCC, the financial condition of any such reinsurers or reinsureds is not impaired to the extent that a default thereunder is reasonably anticipated, (iii) no notice of intended cancellation of any Reinsurance Agreement has been received by NPCC or DCLIC from any of such reinsurer or reinsured, (iv) DCLIC is entitled under applicable Law to take full credit in its statutory statements for all obligations ceded and amounts recoverable by it under each such Reinsurance Agreement, and all such amounts have been properly recorded in its books and records of account and are properly reflected in its statutory statements and (v) to the Knowledge of NPCC, all amounts to which DCLIC is entitled under the Reinsurance Agreements (including without limitation amounts based on paid and unpaid losses) are collectible in the ordinary course of business.

(d)     Each of the Reinsurance Agreements is valid and binding on DCLIC and, to the Knowledge of NPCC, each other party thereto and is in full force and effect and enforceable in accordance with its terms and conforms in all material respects to all applicable Laws. Neither DCLIC nor, to the Knowledge of NPCC, any other party thereto, is in default in any material respect under any Reinsurance Agreement and, to the Knowledge of NPCC, there is no reason to believe that a default thereunder may reasonably be anticipated (whether as a result of the financial condition of any such other party being impaired or otherwise). Neither DCLIC nor, to the Knowledge of NPCC, no other party to any Reinsurance Agreement has failed to meet the underwriting standards required for any reinsurance thereunder. No Reinsurance Agreement contains any provision providing that any such party thereto may terminate, cancel, or commute the same by reason of the transactions contemplated by this Agreement.

(e)     NPCC is not a party to or bound by any Reinsurance Agreement.

3.28       Insurance Producers.

(a)     NPCC has made available to USAC true, correct and complete copies of such standard forms of the existing Contracts or other agreements relating to the marketing or sale of products of DCLIC (“Producer Agreements”) and copies of any Producer Agreements that differ from the standard forms. Such forms of Producer Agreements comply with all applicable Laws. As of the date of this Agreement, no other party to any Producer Agreement has given written notice to NPCC or DCLIC that it intends to terminate or cancel any Producer Agreement as a result of the transactions contemplated by this Agreement. Each Producer Agreement between DCLIC and each insurance producer, agent, managing general agent, broker, solicitor, and customer representative of DCLIC in connection with the sale of any insurance or other product (collectively, “Insurance Producers”) is valid and binding on DCLIC and, to the Knowledge of NPCC, each of the Insurance Producers that are a party thereto, and in full force and effect and enforceable in accordance with its terms. DCLIC is not in default, and, to the Knowledge of NPCC, no Insurance Producers are in default, under any Producer Agreement.

(b)     To the Knowledge of NPCC, at the time each Insurance Producer wrote, sold, or produced business, received compensation for such services or performed such other act that may have required a producer’s, solicitor’s, broker’s or other insurance license, was duly licensed and appointed, where required (for the type of business written, sold, or produced by such insurance producer, managing general agent, broker, solicitor, or customer representative) in the particular jurisdiction in which such Insurance Producer wrote, sold, produced, solicited, or serviced such business, as may be required by under applicable Law.

3.29       NO OTHER REPRESENTATIONS OR WARRANTIES. NPCC ACKNOWLEDGES AND AGREES THAT (A) EXCEPT AS SET FORTH IN ARTICLE 4, NEITHER USAC NOR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY IN RESPECT OF USAC OR MERGER SUB, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE EXPRESSLY DISCLAIMED, AND (B) NPCC SHALL ONLY BE ENTITLED TO RELY UPON THE REPRESENTATIONS AND WARRANTIES THAT ARE CONTAINED IN ARTICLE 4 OF THIS AGREEMENT.

ARTICLE 4
Representations AND Warranties of USAC

Except as disclosed in the disclosure schedule delivered by USAC to NPCC before the execution of this Agreement (the “USAC Disclosure Schedule”), USAC represents and warrants to NPCC as follows (each reference in USAC Disclosure Schedule qualifies the referenced representation and warranty contained in this Agreement to the extent specified in USAC Disclosure Schedule and such other representations and warranties contained in this Agreement to the extent a matter in USAC Disclosure Schedule is disclosed in such a way as to make its relevance to the information called for by such other representation or warranty readily apparent on its face):

4.1         Qualification; Organization.

(a)     USAC is, and ANDC will be at the Effective Date, a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization. USAC has, and ANDC will have as of the Closing, all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.

(b)     USAC is, and ANDC will be at the Effective Date, qualified to do business and in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, prevent or materially delay or materially impair the ability of USAC or ANDC to consummate the Merger and the other transactions contemplated by this Agreement (a “USAC Material Adverse Effect”).

4.2         Corporate Authority Relative to This Agreement; No Violation.

(a)     USAC has, and ANDC will have at the Effective Date, all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by the Board of Directors of USAC, and no other corporate proceedings on the part of USAC are necessary to authorize the consummation of the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will have been, as of the Effective Date, duly and validly authorized by the Board of Directors of ANDC and by USAC, as the sole shareholder of ANDC, and no other corporate proceedings on the part of ANDC will be necessary, as of the Effective Date, to authorize the consummation of the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by USAC and, assuming this Agreement constitutes the valid and binding agreement of NPCC, this Agreement constitutes the valid and binding agreement of USAC, enforceable against USAC in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)     Other than in connection with or in compliance with (i) the NDBCA, (ii) the NDCC, (iii) the Securities Act, (iv) the NDSA and (v) the North Dakota Insurance Department (collectively, the “USAC Approvals”), no authorization, consent or approval of, or filing with, any Governmental Entity is necessary for the consummation by USAC or ANDC of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings, that, if not obtained or made, would not have, individually or in the aggregate, a USAC Material Adverse Effect.

(c)     The execution and delivery by USAC of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement by USAC will not (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, require consent under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon USAC or any of its Subsidiaries or result in the creation of any Lien upon any of the properties or assets of USAC or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the Articles of Incorporation or Bylaws or other equivalent organizational document, in each case as amended, of USAC or any of its Subsidiaries or (iii) conflict with or violate any applicable Laws, other than, in the case of clauses (i) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not have, individually or in the aggregate, a USAC Material Adverse Effect.

4.3         Reports and Financial Statements. USAC has filed or furnished all forms, documents, statements and reports required to be filed or furnished before the date of this Agreement by it with the SEC since May 2, 2016 (the forms, documents, statements and reports filed with or furnished to the SEC since May 2, 2016, and those filed or furnished with the SEC subsequent to the date of this Agreement, if any, including any amendments thereto, the “USAC SEC Documents”). As of the date of this Agreement, there are no outstanding or unresolved comments received by USAC from the SEC staff with respect to any of USAC SEC Documents.

4.4         Litigation. There are no actions, suits, inquiries, investigations or proceedings pending (or, to the Knowledge of USAC, threatened) against or affecting USAC or ANDC that would (if adversely determined) prohibit or restrain the ability of USAC or ANDC to consummate the Merger or the other transactions contemplated by this Agreement.

4.5         Proxy Statement; Other Information. None of the information supplied or to be supplied by USAC in writing for inclusion or incorporation by reference in the Proxy Statement will at the time of the mailing of the Proxy Statement to the shareholders of NPCC, at the time of the NPCC Meeting, and at the time of any amendments thereof or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.6         Ownership and Operations of ANDC. At the Effective Date, the authorized capital stock of ANDC will consist of 1,000 shares of common stock, par value $0.10 per share, all of which will be validly issued and outstanding and owned by USAC. At the Effective Date, ANDC will not have conducted any business other than incident to its formation and pursuant to this Agreement, the Merger and the other transactions contemplated by this Agreement and the financing of such transactions.

4.7         Finders or Brokers. Neither USAC nor any of its Subsidiaries has engaged any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who is entitled to any fee or any commission in connection with or upon consummation of the Merger or the other transactions contemplated by this Agreement.

4.8         NO OTHER REPRESENTATIONS OR WARRANTIES. USAC ACKNOWLEDGES AND AGREES THAT (A) EXCEPT AS SET FORTH IN ARTICLE 3, NEITHER NPCC NOR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY IN RESPECT OF NPCC OR ANY OF ITS ASSETS, LIABILITIES OR OPERATIONS, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE EXPRESSLY DISCLAIMED, AND (B) USAC SHALL BE ENTITLED TO RELY ONLY UPON THE REPRESENTATIONS AND WARRANTIES OF NPCC THAT ARE CONTAINED IN ARTICLE 3 OF THIS AGREEMENT.

ARTICLE 5
PRE-CLOSING covenants

5.1         Conduct of Business by NPCC and DCLIC.

(a)         From and after the date of this Agreement and before the Effective Date or the date, if any, on which this Agreement is earlier terminated under Section 7.1 (the “Termination Date”), and except as expressly contemplated or permitted by this Agreement or as disclosed in Section 5.1 of NPCC Disclosure Schedule, NPCC shall, and shall cause DCLIC to, (i) conduct its business in the ordinary course consistent with past practices, (ii) use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships and to retain the services of its key officers and key employees and (iii) take no action that would adversely affect or delay the ability of any of the parties to this Agreement to obtain any necessary approvals of any regulatory agency or other Governmental Entity required for the transactions contemplated by this Agreement, perform its covenants and agreements under this Agreement or consummate the transactions contemplated by this Agreement or that would otherwise delay or prohibit consummation of the Merger or other transactions contemplated by this Agreement.

(b)         Between the date of this Agreement and the Effective Date, except as set forth in Section 5.1 of NPCC Disclosure Schedule or expressly permitted or contemplated by this Agreement, NPCC shall not, and shall not permit any of DCLIC to, without USAC’s prior written consent:

(i)     adjust, split, combine or reclassify any capital stock or otherwise amend the terms of its capital stock;

(ii)     make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire or encumber, any shares of NPCC’s capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of NPCC’s capital stock;

(iii)     grant any person any right to acquire any shares of its capital stock or any right to any cash payment based on the value of its capital stock;

(iv)     issue any additional shares of capital stock, including any treasury stock;

(v)     purchase, sell, transfer, mortgage, encumber or otherwise dispose of any properties or assets having a value in excess of $10,000 in the aggregate, except in connection with investment activities conducted in the ordinary course of business;

(vi)     other than in connection with drawdowns or repayments with respect to existing credit facilities in the ordinary course of business consistent with past practice, redeem, repurchase, prepay, defease, cancel or modify in any material respect the terms of indebtedness for borrowed money or incur, assume, guarantee, or become obligated with respect to any debt, which when taken together with all other debt of NPCC and DCLIC would result in there being indebtedness of NPCC and DCLIC greater than $10,000;

(vii)     make any acquisition of another Person or business, whether by purchase of stock or securities, contributions to capital, property transfers, or entering into binding agreements with respect to any such investment or acquisition;

(viii)     enter into, renew, extend, amend or terminate (A) any NPCC Material Contract or Contract that if entered into before the date of this Agreement would be a NPCC Material Contract, in each case, other than any Contract relating to indebtedness that would not be prohibited under clause (vi) of this Section 5.1(b) or (B) any Producer Agreement;

(ix)     except to the extent required by Law, as required under the current terms of any NPCC Benefit Plan or as disclosed in Section 5.1(b)(ix) of NPCC Disclosure Schedule, (A) increase in any manner the compensation or benefits of any of its present or former employees, directors, consultants, independent contractors or service providers, (B) pay any pension, severance or retirement benefits not required by any existing plan or agreement to any such present or former employees, directors, consultants, independent contractors or service providers, (C) enter into, amend, alter, adopt, implement or otherwise commit itself to any compensation or benefit plan, program, policy, arrangement or agreement including any pension, retirement, profit-sharing, bonus or other employee benefit or welfare benefit plan, policy, arrangement or agreement or employment, consulting or collective bargaining agreement with or for the benefit of any present or former employee, director, consultant, independent contractor or service provider, (D) accelerate the vesting of, or the lapsing of restrictions with respect to, any stock-based compensation, (E) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any NPCC Benefit Plan or (F) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any NPCC Benefit Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, SAP or applicable Law;

(x)     waive, release, assign, settle or compromise any claim, action or proceeding, other than (A) waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages not in excess of $5,000 in the aggregate or otherwise pay, discharge or satisfy any claims, liabilities or obligations in excess of such amount and (B) the settlement of policyholder claims in the ordinary course of business consistent with past practice and within the applicable policy limits;

(xi)     amend or waive any provision of its Articles of Incorporation and Bylaws or other equivalent organizational documents or, in the case of NPCC, enter into any agreement with any of its shareholders in their capacity as such;

(xii)     adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of such entity;

(xiii)     enter into any new, or amend or otherwise alter any current, Affiliate Transaction or transaction that would be an Affiliate Transaction if such transaction occurred before the date of this Agreement;

(xiv)     amend, terminate, waive any rights under, dispose of, or permit to lapse, or otherwise fail to preserve, any (A) license, permit, or other form of authorization of NPCC or DCLIC (other than a license to transact insurance business), the result of which individually or in the aggregate has or would reasonably be expected to have a NPCC Material Adverse Effect, or (B) license of DCLIC to transact insurance business;

(xv)     enter into, amend, terminate or waive any rights under any reinsurance, coinsurance, or other similar Contract, as ceding or assuming insurer, except any termination of those Contracts that expire in accordance with their terms;

(xvi)     other than as required by applicable Law, make any settlement of or compromise any Tax liability, make or change any Tax election, change any annual accounting period, adopt or change any accounting method, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or take any other action that would have the effect of increasing the Tax liability of NPCC or DCLIC for any period ending after the Closing Date or decreasing any Tax attribute of NPCC or DCLIC existing on the Closing Date;

(xvii)     fail to continuously maintain in full force and effect its current insurance policies described in Section 3.18 (or comparable replacement policies) or fail to pay all related premiums when due; or

(xviii)     shall take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 5.1(b).

5.2         Investigation.

(a)         From the date of this Agreement until the Effective Date and subject to the requirements of applicable Laws, NPCC shall (i) provide to USAC, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the offices, properties, books and records of NPCC and DCLIC, (ii) furnish to USAC, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request and (iii) instruct the employees, counsel, financial advisors, auditors and other authorized representatives of NPCC and DCLIC to cooperate with USAC in its investigation of NPCC and DCLIC, as the case may be. Any investigation under this Section 5.2(a) shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of NPCC and DCLIC. Notwithstanding the foregoing, the obligation of NPCC and DCLIC to provide, or to direct its current or former independent public accountants to provide, copies of any audit work papers or other materials prepared by such independent public accountants shall be subject to the execution by USAC of any agreements required by such independent public accountants in connection therewith.

(b)         All information provided to USAC or its counsel, financial advisors, auditors and other authorized representatives in connection with this Agreement and the consummation of the transactions contemplated by this Agreement shall be deemed to be “Confidential Information” to the extent such information would be considered “Confidential Information,” in each case, as such term is used in, and shall be treated in accordance with, the Letter Agreement dated as of February 21, 2017, between NPCC and USAC (the “Confidentiality Agreement”) which the parties acknowledge has expired, but by entering into this Agreement, the parties intend to revive the Confidentiality Agreement and it shall continue in full force and effect until the End Date of this Agreement.

5.3         Solicitation.

(a)         NPCC shall cause its and DCLIC’s respective directors, officers and employees to, and direct its agents and representatives, including any investment bankers, attorneys or accountants retained by NPCC and DCLIC in connection with the Transactions (such Persons described in the foregoing clauses (i) and (ii), collectively, “Representatives”) to, cease any discussions or negotiations that may be ongoing as of the date of this Agreement with any Person with respect to a Takeover Proposal.

(b)         Subject to fiduciary obligations under applicable law, NPCC shall not, and shall not authorize or permit its Representatives to, directly or indirectly, (i) solicit, initiate, seek, encourage, facilitate or induce any inquiry with respect to, or the making, submission or announcement of, any Takeover Proposal or any inquiry, offer or proposal that may reasonably be expected to lead to a Takeover Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person or grant access to any Person to any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Takeover Proposal, (iii) engage in discussions with any Person with respect to any Takeover Proposal, or (iv) approve, endorse or recommend any Takeover Proposal, enter into any letter of intent, merger, acquisition or similar agreement contemplating or otherwise relating to any Takeover Proposal (other than a confidentiality agreement) (each, a “NPCC Acquisition Agreement”).

(c)         NPCC shall not release any third party from, or waive any provision of, or fail to enforce, any confidentiality agreement, standstill agreement or similar agreement to which it is a party related to, or that could affect, a Takeover Proposal and agrees that USAC shall be entitled to enforce NPCC’s rights and remedies under and in connection with such agreements.

(d)         For purposes of this Agreement, “Takeover Proposal” means any inquiry, proposal or offer from any Person (other than USAC and its Subsidiaries) or “Group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations relating to any (A) acquisition of (1) assets of NPCC and DCLIC (but excluding sales of assets in the ordinary course of business) equal to 5% or more of NPCC’s consolidated assets or to which 5% or more of NPCC’s revenues or earnings on a consolidated basis are attributable or (2) all or substantially all of the assets or any of the outstanding equity interests in DCLIC, (B) acquisition of 5% or more of the outstanding NPCC Common Stock or any outstanding equity interests in DCLIC, (C) tender offer or exchange offer that if consummated would result in any Person beneficially owning 5% or more of the outstanding NPCC Common Stock or any outstanding equity interests in DCLIC or (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving NPCC or DCLIC; in each case, other than the transactions contemplated by this Agreement.

5.4         Filings; Other Actions.

(a)         USAC and NPCC have cooperated in the preparation of the Proxy Statement and the Form S-4 Registration Statement filed in conjunction with the issuance of the Merger Consideration (the “Registration Statement”). The parties shall cooperate and use their respective reasonable best efforts to have the Registration Statement declared effective by the SEC as promptly as practicable after such filing. USAC shall cooperate and provide NPCC with a reasonable opportunity to review the draft of the Registration Statement (including each amendment or supplement thereto), and all responses to requests for additional information by and replies to comments of the SEC. The information supplied by each of USAC and NPCC in the Proxy Statement and the Registration Statement shall not, at the date such materials (or any supplement thereto) are filed with the SEC and first mailed to the NPCC shareholders, at the time of the NPCC Meeting or at the Effective Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time before the Effective Date, any information should be discovered by any party to this Agreement that should be set forth in an amendment or supplement to the Proxy Statement or Registration Statement so that the Proxy Statement and Registration Statement will not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed by USAC with the SEC and disseminated by NPCC to the shareholders of NPCC.

(b)         NPCC shall (i) take all action necessary in accordance with the NDBCA and its Articles of Incorporation and Bylaws to duly call, give notice of, convene and hold a meeting of its shareholders no later than June 20, 2017 (unless such meeting is adjourned or postponed in accordance with the provisions of Section 5.4(c)), for the purpose of obtaining NPCC Shareholder Approval (such meeting or any adjournment or postponement thereof, the “NPCC Meeting”), and (ii) subject to the Board of Directors withdrawal or modification of its Recommendation in accordance with Section 5.3(d), use all reasonable best efforts to solicit from its shareholders proxies in favor of the approval of this Agreement, the Merger and the other transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, unless this Agreement is terminated in accordance with Section 7.1, NPCC will (x) take all of the actions contemplated by this Section 5.4 regardless of whether the Board of Directors has approved, endorsed or recommended a Takeover Proposal or has withdrawn, modified or amended the Recommendation, and will submit this Agreement for adoption by the shareholders of NPCC at such meeting and (y) will not (1) submit to the vote of its shareholders any Takeover Proposal, or (2) enter into any NPCC Acquisition Agreement (other than the confidentiality agreement referenced in Section 5.3(c)) with respect to any Takeover Proposal (or resolve to or publicly propose to do any of the foregoing).

(c)         Subject to Section 7.1(b), (i) NPCC may adjourn or postpone the NPCC Meeting if as of the time for which the NPCC Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of capital stock of NPCC represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the NPCC Meeting and (ii) USAC may require NPCC to adjourn or postpone the NPCC Meeting if as of the time for which the NPCC Meeting is originally scheduled (as set forth in the Proxy Statement) (A) there are insufficient shares of capital stock of NPCC represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the NPCC Meeting or (B) NPCC has received Notices of Intent relating to, in the aggregate, in excess 2% of the total number of shares of NPCC Common Stock issued and outstanding as of the record date for the NPCC Meeting and entitled to vote on the proposed Merger at such meeting; provided that, in no event shall the NPCC Meeting be delayed to a date that is fewer than six Business Days before the End Date. Except as set forth in the immediately preceding sentence, NPCC shall not postpone or adjourn the NPCC Meeting without USAC’s prior written consent. NPCC shall ensure that the NPCC Meeting is called, noticed, convened, held and conducted, and that all proxies solicited, by it in connection with the NPCC Meeting are solicited in compliance with the NDBCA, NPCC’s organizational documents and all other applicable Laws.

5.5         Employee Matters.

(a)         NPCC shall use its reasonable best efforts to ensure that USAC, or a Subsidiary of USAC designated by USAC, may continue to utilize the contracts, policies, and administrative and other agreements underlying NPCC Benefit Plans on substantially the same terms and conditions as available to NPCC immediately before the date of this Agreement.

(b)         Each individual who was an employee of NPCC or DCLIC immediately before the Effective Date who shall continue as an employee of USAC or ANDC on the date immediately following the Effective Date (each an “Acquired Employee”) shall continue participation in all NPCC Benefit Plans acquired by USAC and its Subsidiaries and set forth on Section 3.10(a) of NPCC Disclosure Schedule in which such Acquired Employee participated immediately before the Effective Date, to the extent permitted by such plans, under such plans as they may be amended by USAC or its Subsidiaries and provided such plans are not terminated by USAC or its Subsidiaries.

(c)         Nothing in this Agreement shall be deemed to be a guarantee of employment for any individual employed by or providing services to NPCC or DCLIC before the Effective Date (each a “NPCC Employee”), or to restrict the right of the Surviving Corporation, or any affiliate thereof, to terminate any NPCC Employee. Notwithstanding the foregoing provisions of this Section 5.5, nothing contained in this Agreement, whether express or implied, (A) shall be treated as an amendment or other modification of any NPCC Benefit Plan, or (B) shall limit the right of the Surviving Corporation or any of its affiliates to amend, terminate or otherwise modify any NPCC Benefit Plan following the Effective Date. USAC and NPCC acknowledge and agree that all provisions contained in this Section 5.5 with respect to NPCC Employees are included for the sole benefit of USAC, ANDC and NPCC, and that nothing in this Agreement, whether express or implied, shall create any third party beneficiary or other rights (y) in any other Person, including, without limitation, any NPCC Employees, former employees of NPCC, any participant in any NPCC Benefit Plan, or any dependent or beneficiary thereof, or (z) to continued employment with USAC, the Surviving Corporation, or any of their respective Affiliates or continued participation in any NPCC Benefit Plan.

(d)         From and after the date of this Agreement until the Effective Date, NPCC will cooperate with USAC, upon USAC’s request, in USAC’s efforts to enter into such retention arrangements as USAC deems to be necessary or advisable in order to secure the employment, after the Effective Date, of those NPCC Employees identified by USAC.

5.6         Efforts.

(a)        Subject to the terms and conditions set forth in this Agreement, each of the parties to this Agreement shall, and NPCC shall cause DCLIC to, use its reasonable best efforts (subject to, and in accordance with, applicable Law) to take promptly, or to cause to be taken, all actions, and to do promptly, or to cause to be done, and to assist and to cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals, including the NPCC Approvals and the USAC Approvals, from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, (iv) the execution and delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by this Agreement and (v) such actions as necessary to cause the conditions to Closing set forth in Article 6 to be satisfied.

(b)        Subject to the terms and conditions set forth in this Agreement and without limiting the foregoing, NPCC and USAC shall (i) use reasonable best efforts to cooperate with each other in (x) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and (y) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, (ii) use reasonable best efforts to take, or to cause to be taken, all other actions and to do, or to cause to be done, all other things necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including taking all such further action as reasonably may be necessary to resolve such objections, if any, as any Governmental Entity or any other person may assert under Regulatory Law (as hereinafter defined) with respect to the Merger and the other transactions contemplated by this Agreement, and to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the End Date (as hereinafter defined)), and (iv) subject to applicable legal limitations and the instructions of any Governmental Entity, keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement, including to the extent permitted by Law promptly furnishing the other with copies of notices or other communications received by NPCC or USAC, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Entity with respect thereto.

(c)        For purposes of this Agreement, “Regulatory Law” means any and all state, federal and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws requiring notice to, filings with, or the consent or approval of, any Governmental Entity, or that otherwise may cause any restriction, in connection with the Merger and the transactions contemplated thereby, including (i) the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the Federal Trade Commission Act of 1914 and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, (ii) any Law governing the direct or indirect ownership or control of any of the operations or assets of NPCC or DCLIC, including, without limitation, the North Dakota Insurance Code or (iii) any Law with the purpose of protecting the national security or the national economy of any nation.

5.7        Takeover Statute. If any “fair price,” “moratorium,” “control share acquisition” or other form of anti-takeover statute or regulation shall become applicable to the Merger or the other transactions contemplated, by this Agreement, each of NPCC and USAC and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the Merger, and the other transactions contemplated by this Agreement.

5.8         Public Announcements. NPCC and USAC will consult with and provide each other the opportunity to review and comment upon any press release or other public statement or comment before the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated by this Agreement and shall not issue any such press release or other public statement or comment before such consultation except as may be required by applicable Law or by obligations under any listing agreement with any national securities exchange. USAC and NPCC shall issue a joint press release announcing the execution and delivery of this Agreement.

5.9         Indemnification and Insurance.

(a)         All rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or before the Effective Date, whether asserted or claimed before, at or after the Effective Date, now existing in favor of the current or former directors, officers or employees (in their capacity as such and not as shareholders of NPCC or DCLIC), as the case may be, of NPCC or DCLIC as provided in their respective Articles of Incorporation or Bylaws or other equivalent organization documents, in each case as in effect on the date of this Agreement, copies of which have been provided to USAC, shall survive the Merger and shall continue in full force and effect. For a period of three (3) years from the Effective Date, the Surviving Corporation shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of NPCC’s and DCLIC’s respective Articles of Incorporation and Bylaws or other equivalent organization documents as in effect as of the date of this Agreement or in any indemnification agreements of NPCC or DCLIC with any of their respective directors, officers or employees in effect as of the date of this Agreement and listed in Section 5.9(a)  of NPCC Disclosure Schedule, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Date were current or former directors, officers or employees of NPCC or DCLIC; provided, however, that all rights to indemnification in respect of any Action (as hereinafter defined) pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim.

(b)         From and after the Effective Date, the Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current and former director, officer or employee of NPCC or DCLIC (each, together with such person’s heirs, executors or administrators, an “Indemnified Party”) against any costs or expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before or after the Effective Date (including acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of NPCC); provided, however, that (i) the Surviving Corporation shall not be liable for any settlement effected without the Surviving Corporation’s prior written consent, (ii) the Surviving Corporation shall not be obligated to pay the fees and expenses of more than one counsel (selected by the Surviving Corporation) for all Indemnified Parties in any jurisdiction with respect to any single such claim, action, suit, proceeding or investigation, and (iii) the Surviving Corporation shall have the right to control the defense of such Action. It shall be a condition to the advancement of any amounts to be paid in respect of legal and other fees and expenses that the Surviving Corporation receive an undertaking by the Indemnified Party to repay such legal and other fees and expenses paid in advance if it is ultimately determined that such Indemnified Party is not entitled to be indemnified under applicable Law. In the event of any such Action, the Indemnified Party shall reasonably cooperate with the Surviving Corporation in the defense of any such Action.

(c)         The rights of each Indemnified Party under this Agreement shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the Articles of Incorporation or Bylaws or other equivalent organizational documents of NPCC or DCLIC or the Surviving Corporation, any other indemnification arrangement, the NDBCA or otherwise. This Section 5.9 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.

(d)         If the Surviving Corporation or its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.9.

5.10        Notification of Certain Matters. NPCC shall give prompt notice to USAC, and USAC shall give prompt notice to NPCC, of (a) any notice or other communication received by such party from any Governmental Entity in connection with the Merger or the other transactions contemplated by this Agreement or from any person alleging that the consent of such person is or may be required in connection with the Merger or the other transactions contemplated by this Agreement, (b) any actions, suits, claims, investigations or proceedings commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party or DCLIC that relate to the Merger or the other transactions contemplated by this Agreement, (c) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause any representation or warranty made by such party contained in this Agreement (i) that is qualified as to materiality or NPCC Material Adverse Effect or USAC Material Adverse Effect, as applicable, to be untrue and (ii) that is not so qualified to be untrue in any material respect, and (d) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it under this Agreement; provided, however, that the delivery of any notice under this Section 5.10 shall not (x) cure any breach of, or non-compliance with, any other provision of this Agreement or (y) limit the remedies available to the party receiving such notice. NPCC shall notify USAC, on a current basis, of any events or changes with respect to any criminal or regulatory investigation or action involving NPCC or any of its Affiliates, and shall reasonably cooperate with USAC or its Affiliates in efforts to mitigate any adverse consequences to USAC or its Affiliates that may arise (including by coordinating and providing assistance in meeting with regulators).

5.11       Resignations. At or before the Closing, NPCC shall obtain the resignation, effective as of a time no later than the Effective Date, of each of its and DCLIC’s officers, and directors, other than those persons whose names are listed in Section 5.11 of NPCC Disclosure Schedule, from all such positions such persons hold with NPCC and DCLIC, including offices, board positions and committee positions (but not including any person’s employment with NPCC or DCLIC).

ARTICLE 6
CONDITIONS PRECEDENT TO THE MERGER

6.1         Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver by all parties) at or before the Effective Date of the following conditions:

(a)     The NPCC Shareholder Approval shall have been obtained;

(b)     The approval of the Merger by the North Dakota Department of Insurance shall have been obtained; and

(c)     No restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger and/or the other transactions contemplated by this Agreement shall be in effect.

6.2         Conditions to Obligation of NPCC to Effect the Merger. The obligation of NPCC to effect the Merger is further subject to the fulfillment or waiver by NPCC of the following conditions:

(a)     The representations and warranties of USAC set forth in this Agreement shall be true and correct in all respects (disregarding any materiality or USAC Material Adverse Effect qualifiers contained therein) at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except where the failure of such representations or warranties to be so true and correct would not have, individually or in the aggregate, a USAC Material Adverse Effect; provided, however, that, representations and warranties that are made as of a particular date or period shall be true and correct only as of such date or period.

(b)     USAC shall have in all material respects performed all obligations, and complied with all covenants, required by this Agreement to be performed or complied with by it before the Effective Date.

(c)     USAC shall have delivered to NPCC a certificate, dated the Effective Date and signed by its Chief Executive Officer or another senior executive officer, certifying to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

6.3         Conditions to Obligation of USAC and ANDC to Effect the Merger. The obligation of USAC and ANDC to effect the Merger is further subject to the fulfillment or waiver by USAC of the following conditions:

(a)     The representations and warranties of NPCC set forth in this Agreement shall be true and correct in all respects (disregarding any materiality or NPCC Material Adverse Effect qualifiers contained therein) at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except where the failure of such representations or warranties to be so true and correct would not have, individually or in the aggregate, a NPCC Material Adverse Effect; provided, however, that, representations and warranties that are made as of a particular date or period shall be true and correct only as of such date or period.

(b)     NPCC shall have in all material respects performed all obligations, and complied with all covenants, required by this Agreement to be performed or complied with by it before the Effective Date.

(c)     NPCC shall have delivered to USAC a certificate, dated the Effective Date and signed by its Chief Executive Officer or another senior executive officer, certifying to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

(d)     NPCC shall have delivered to USAC certified copies of resolutions duly adopted by NPCC’s Board of Directors and shareholders evidencing the approval of this Agreement and the Merger and the other transactions contemplated by this Agreement.

(e)     No NPCC Material Adverse Effect shall have occurred since January 1, 2017.

(f)     There shall not be pending or threatened any material suit, action, proceeding or investigation that would reasonably be expected to result in a NPCC Material Adverse Effect.

(g)     There shall not be any shares of capital stock of NPCC outstanding immediately before the Effective Date other than a number of shares of NPCC Common Stock equal to or less than 2,810,624.

(h)     As of the end of NPCC’s most recent fiscal quarter or fiscal year, as applicable, (i) the shareholders’ equity of NPCC as determined in accordance with GAAP applied on a basis consistent with the December 31, 2016 Audited Financial Statements shall not be less than $3,000,000 (inclusive of other comprehensive income or loss) and (ii) the capital and surplus of DCLIC, as determined in accordance with SAP applied on a basis consistent with the December 31, 2016 Annual Statement shall not be less than $1,000,000.

(i)     Notices of Dissent shall not have been received from shareholders holding more than 2% of the outstanding shares of NPCC Common Stock as of the Closing Date.

(j)     The Registration Statement shall be effective.

ARTICLE 7
TERMINATION

7.1         Termination or Abandonment.

(a)         Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time before the Effective Date, whether before or after any approval of the matters presented in connection with the Merger by the shareholders of NPCC (except with respect to Section 7.1(c), in which case the termination must be before receipt of the NPCC Shareholder Approval):

(i)          by the mutual written consent of NPCC and USAC;

(ii)         by either NPCC or USAC, if:

(1)     the Effective Date shall not have occurred on or before October 1, 2017 (the “End Date”), provided that the party seeking to terminate this Agreement under this Section 7.1(a)(ii)(1) shall not have breached its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the Merger on or before the End Date;

(2)     an injunction, other legal restraint or order shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such injunction, other legal restraint or order shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 7.1(a)(ii)(2)shall not be available to any party until such party has used all reasonable best efforts to remove such injunction or other legal restraint or order; or

(3)     (A) the NPCC Meeting (including any adjournments thereof) shall have concluded and the NPCC Shareholder Approval contemplated by this Agreement has not been obtained because of the failure to obtain the required vote upon a vote held at a duly held meeting of shareholders, or at any adjournment thereof, or (B) if at a duly held meeting of NPCC’s shareholders, no vote shall have been taken in respect of the NPCC Shareholder Approval; provided, however, that the right to terminate this Agreement under this Section 7.1(a)(ii)(3) shall not be available to NPCC if NPCC’s failure to fulfill any covenant or agreement under this Agreement has been the cause of or resulted in the failure to obtain the NPCC Shareholder Approval;

(iii)        by NPCC, if USAC breaches or fails to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (1) would reasonably be expected to result in a failure of a condition set forth in Section 6.1 or 6.2 and (2) cannot be cured by the End Date; provided, that NPCC shall have given USAC written notice, delivered at least thirty (30) days before such termination (or such shorter period as is between the date of such notice and the End Date), stating NPCC’s intention to terminate this Agreement under this Section 7.1(a)(iii)(1) and the basis for such termination; and provided, further, that NPCC is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 6.1 or 6.3 not to be satisfied.

(iv)        by USAC, if:

(1)     NPCC breaches or fails to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (1) would reasonably be expected to result in a failure of a condition set forth in Section 6.1 or 6.3 and (2) cannot be cured by the End Date; provided, that USAC shall have given NPCC written notice, delivered at least thirty (30) days before such termination (or shorter period as is between the date of such notice and the End Date), stating USAC’s intention to terminate this Agreement under this Section 7.1(a)(iv)(1) and the basis for such termination; and provided, further, that USAC is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 6.1 or Section 6.2 not to be satisfied; or

(2)     after the date of this Agreement there has been any NPCC Material Adverse Effect;

(v)     by USAC if (A) NPCC’s Board of Directors fails to include in the Proxy Statement its recommendation, without modification or qualification, that NPCC shareholders approve this Agreement and the Merger, or (B) NPCC’s Board of Directors approves, endorses or recommends any Takeover Proposal other than the Merger;

(b)         A terminating party shall provide written notice of termination to the other party specifying the reason for such termination.

(c)         In the event of termination of this Agreement under this Section 7.1, this Agreement shall terminate (except for the Confidentiality Agreement and the provisions of Article VIII), and there shall be no other liability on the part of NPCC, USAC or ANDC to the other except liability arising out of any willful breach of any of the representations, warranties or covenants in this Agreement (subject to any express limitations set forth in this Agreement) or as provided for in the Confidentiality Agreement, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity.

7.2         Extension; Waiver. At any time before the Effective Date, the parties to this Agreement, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other parties to this Agreement. Any agreement on the part of a party to this Agreement to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

ARTICLE 8
Survival of Representation and Warranties

8.1         Survival of Representations and Warranties. If the Closing occurs, the Director Shareholders shall have liability (for indemnification or otherwise as provided under Article 9) to USAC, payable solely from the Escrowed Shares and not from their personal assets, with respect to any Breach of a representation or warranty of NPCC or DCLIC in this Agreement, the NPCC Disclosure Schedule and the certificate of NPCC delivered under Section 6.3(c), and any other certificate or document of NPCC or DCLIC delivered under this Agreement, only if USAC notifies the Director Shareholders in writing on or before the second anniversary of the Closing Date of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by USAC. Notwithstanding the foregoing, the Director Shareholders shall have liability under this Article 8 with respect to any Breach of the representations contained in Section 3.9 (Employee Benefit Plans), Section 3.13 (Tax Matters), Section 3.19 (Finders or Brokers) and Section 3.22 (Reserves) (collectively, the “NPCC Fundamental Representations”), as to which a claim may be made at any time on or before the third anniversary of the Closing Date. All representations and warranties of USAC in this Agreement, the USAC Disclosure Schedule and the certificate of USAC delivered under Section 6.2(c), and any other certificate or document of USAC or ANDC delivered under this Agreement, shall expire on the second anniversary of the Closing Date, other than the representation contained in Section 4.7 (Finders or Brokers), which shall expire on the third anniversary of the Closing Date.

ARTICLE 9
INDEMNIFICATION

9.1         Indemnification by NPCC. The Director Shareholders, through the Escrowed Shares, shall indemnify and hold harmless USAC, and its Representatives, shareholders, Subsidiaries and Related Persons (collectively, the “USAC Indemnified Persons”), and shall reimburse the USAC Indemnified Persons for any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys’ fees and expenses) or diminution of value, whether or not involving a Third-Party Claim (collectively, “Damages”), arising from or in connection with:

(a)     any Breach of any representation or warranty made by NPCC or DCLIC in (i) this Agreement, (ii) the Disclosure Schedule, (iii) the certificates delivered under Section 1.2(b) (for this purpose, each such certificate will be deemed to have stated that NPCC’s representations and warranties in this Agreement fulfill the requirements of Section 6.3 as of the Closing Date as if made on the Closing Date without giving effect to any supplement to the Disclosure Schedule, unless the certificate expressly states that the matters disclosed in a supplement have caused a condition specified in Section 6.3 not to be satisfied), (v) any transfer instrument or (vi) any other certificate, document, writing or instrument delivered by NPCC or DCLIC under this Agreement;

(b)     any Breach of any covenant or obligation of NPCC or DCLIC in this Agreement or in any other certificate, document, writing or instrument delivered by NPCC or DCLIC under this Agreement; or

(c)     any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with NPCC or DCLIC (or any Person acting on either’s behalf) in connection with the transactions contemplated by this Agreement.

Other than claims relating to a breach of any NPCC Fundamental Representation, claims asserted by any USAC Indemnified Person against the Director Shareholders under this Article 9 shall be satisfied solely from the Escrowed Shares in the manner set forth in the Escrow Agreement.

9.2         Indemnification by USAC. USAC shall indemnify and hold harmless NPCC and DCLIC, and their Representatives, shareholders, Subsidiaries and Related Persons (collectively, the “NPCC Indemnified Persons”), and shall reimburse the NPCC Indemnified Persons for any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys’ fees and expenses) or diminution of value, whether or not involving a Third-Party Claim (collectively, “Damages”), arising from or in connection with:

(a)     any Breach of any representation or warranty made by USAC in (i) this Agreement or (ii) any other certificate, document, writing or instrument delivered by USAC or ANDC under this Agreement;

(b)     any Breach of any covenant or obligation of USAC or ANDC in this Agreement or in any other certificate, document, writing or instrument delivered by USAC or ANDC under this Agreement; or

(c)     any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with USAC or ANDC (or any Person acting on either’s behalf) in connection with the transactions contemplated by this Agreement.

9.3         Third-Party Claims.

(a)     Promptly after receipt by a USAC Indemnified Person or a NPCC Indemnified Person (collectively, “Indemnified Persons”) of notice of the assertion of a Third-Party Claim against it, such Indemnified Person shall give notice to the other party (the “Indemnifying Party”) of the assertion of such Third-Party Claim, provided that the failure to give such notice will not relieve the Indemnifying Party of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Party demonstrates that the defense of such Third-Party Claim is prejudiced by the Indemnified Person’s failure to give such notice.

(b)     If an Indemnified Person gives notice to the Indemnifying Party under Section 9.3(a) of the assertion of a Third-Party Claim, the Indemnifying Party shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless (i) Indemnified Party is also a Person against whom the Third-Party Claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim), to assume the defense of such Third-Party Claim with counsel satisfactory to the Indemnified Person. After notice from the Indemnifying Party to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Party shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article 9 for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation.

(c)     If the Indemnifying Party assumes the defense of a Third-Party Claim, no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Party without the Indemnified Person’s prior written consent unless (i) there is no finding or admission of any violation of Legal Requirement or any violation of the rights of any Person; (ii) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; and (iii) the Indemnified Person shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its prior written consent.

(d)     If notice is given to an Indemnifying Party of the assertion of any Third-Party Claim and the Indemnifying Party does not, within ten (10) Business Days after such notice is given, give notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Party will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Person.

(e)     Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or its Related Persons other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the Indemnifying Party will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its Consent (which may not be unreasonably withheld).

(f)     Each Indemnifying Party, (i) consents to the nonexclusive jurisdiction of any court in which a Proceeding in respect of a Third-Party Claim is brought against any Indemnified Person for purposes of any claim that a Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein and (ii) agrees that process may be served on the Indemnifying Party with respect to such a claim anywhere in the world.

(g)     With respect to any Third-Party Claim subject to indemnification under this Article 9, (i) both the Indemnified Person and the Indemnifying Party, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related Proceedings at all stages thereof when such Person is not represented by its own counsel, and (ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

(h)     With respect to any Third-Party Claim subject to indemnification under this Article 11, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges. In connection therewith, each party agrees that: (i) it will use its Best Efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with Legal Requirements and rules of procedure), and (ii) all communications between any party to this Agreement and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

9.4         Other Claims. A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by written notice from the Indemnified Party to the Indemnifying Party and, subject to Section 9.5, shall be paid promptly after a court of competent jurisdiction, following the expiration of any applicable appeal period, has made such determination unless the party liable has otherwise agreed to make an earlier payment.

9.5         USAC Services. Notwithstanding any provision of this Agreement the contrary, NPCC and DCLIC (before the Effective Date) and the Director Shareholders (after the Effective Date) shall not liable for actions taken by USAC or any of its Subsidiaries under that certain Third Party Insurance Services Agreement dated as of September 1, 2015, between USAC and DCLIC.

ARTICLE 10
miscellaneous

10.1        Merger of ANDC into USAC. Immediately following the Effective Date, ANDC shall merge with and into USAC in accordance with K.S.A. 17-6703.

10.2        Expenses. Except as provided in Section 7.1, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring or required to incur such expenses.

10.3        Counterparts; Effectiveness. This Agreement may be executed in two or more consecutive counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.

10.4        Governing Law. This Agreement, and all claims or causes of action (whether at law, in contract or in tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by and construed in accordance with the laws of the State of North Dakota, without giving effect to any choice or conflict of law provision or rule (whether of the State of North Dakota or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of North Dakota.

10.5        Arbitration.

(a)     In the event of any dispute arising after the date of this Agreement with reference to the Merger transaction contemplated by this Agreement (but specifically excluding disputes concerning the rights of Dissenters under Section 2.1(d) above or the rights and obligations of the parties thereto under the Restrictive Covenant Agreements), the same shall be referred to three arbitrators for binding arbitration. For purposes of this Section 10.5, “USAC” shall mean USAC, ANDC, DCLIC or any other USAC Indemnified Party at the time such arbitration process is initiated. USAC shall appoint one arbitrator and the Director Shareholders (acting as one) shall appoint one arbitrator and such two arbitrators to select the third. Each arbitrator shall be a knowledgeable, independent businessperson or professional. If either USAC or the Director Shareholders (acting as one) refuse or neglect to appoint an arbitrator within thirty (30) days after receiving a written request for arbitration from the other party, the initiating party may appoint a second arbitrator. If the two arbitrators fail to agree on the selection of a third arbitrator within thirty (30) days after their appointment, each of them shall name three individuals, of whom the other shall decline two, and the decision shall be made by drawing lots.

(b)     USAC and the Director Shareholders shall bear each the expense of its own arbitration, including its arbitrator and attorneys’ fees, and shall jointly and equally bear with the other party the expense of the third arbitrator. Any remaining costs of the arbitration proceedings shall be apportioned by the three arbitrators.

(c)     The arbitration proceedings shall be conducted in accordance with the commercial arbitration rules of the American Arbitration Association, except that USAC and the Director Shareholders each shall be entitled to take discovery as provided under Federal Rules of Civil Procedure Nos. 28 through 36 during a period of 90 days after the final arbitrator is appointed and the arbitrators shall have the power to issue subpoenas, compel discovery, award sanctions and grant injunctive relief. The arbitrators shall be entitled to retain a lawyer to advise them as to legal matters, but such lawyer shall have none of the relationships to USAC or the Director Shareholders (or any of their Affiliates) that are proscribed above for arbitrators. The arbitration hearings shall commence no sooner than 120 days after the date the final arbitrator is appointed and not later than 180 days after such date. The arbitration hearing shall be conducted during normal working hours on Business Days without interruption or adjournment of more than two days at any one time or six days in the aggregate. In rendering their decision, the arbitrators shall consider the parties’ proportionate responsibility for the circumstances underlying the dispute being arbitrated. The arbitrators shall decide by a majority vote of the arbitrators. The arbitrators shall deliver their decision to USAC and the Director Shareholders in writing within twenty (20) days after the conclusion of the arbitration hearing, which written decision shall include detailed findings of fact and conclusions of law. There shall be no appeal from their written decision, except as permitted by applicable law.

(d)     Any arbitration instituted under this Section 10.5 shall be held in Kansas City, Missouri or such other city that is mutually agreeable to USAC and the Director Shareholders (acting as one), with the precise location within such city being as agreed upon by USAC and the Director Shareholders or, absent such agreement, at a location within such city designated by the American Arbitration Association’s resident manager in Kansas City, Missouri.

(e)     Notwithstanding any other provision of this Section, nothing contained in this Agreement shall require arbitration of any issue for which injunctive relief is properly sought by a party hereto.

10.6     Jurisdiction. Subject to Section 10.5, any legal action or proceeding with respect to this Agreement and the rights and obligations arising under this Agreement, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising under this Agreement brought by the other party to this Agreement or its successors or assigns, shall be brought and determined exclusively in any federal or state court located in the State of North Dakota. Each of the parties to this Agreement irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties to this Agreement irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 10.6, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment before judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts.

10.7     WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

10.8     Notices. Any notice required to be given under this Agreement shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

To USAC or ANDC:

US Alliance Corporation

4123 SW Gage Center Drive, Suite 240

Topeka, KS 66604

Fax: (785) 228-0202

Attention:  Jack Brier, Chairman, President and CEO

with a copy to:

Lathrop & Gage LLP

10851 Mastin Street #1000

Overland Park, KS 66210

Fax: (913) 451-0875

Attention:  Brett C. Bogan

To NPCC:

Northern Plains Capital Corporation

107 West Main Avenue, Suite 325

Bismarck, ND 58501

Fax: (701) 258-2102

Attention:

with a copy to:

Fredrikson & Byron, P.A.

51 Broadway, Suite 402

Fargo, ND 58102-4970

Attention: Michael S. Raum, Esq.

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this Section; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

10.9     Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the parties to this Agreement (whether by operation of law or otherwise) without the prior written consent of the other parties, except that, without written consent of any party to this Agreement, (a) ANDC may assign, in its sole discretion, any of or all of its rights, interest and obligations under this agreement to USAC or to any direct or indirect wholly-owned Subsidiary of USAC, and (b) ANDC and/or USAC may assign its rights under this Agreement as collateral security to any Affiliate of ANDC and/or USAC, as the case may be, but, in each case, no such assignment shall relieve ANDC and/or USAC, as applicable, of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties to this Agreement and their respective successors and assigns.

10.10     Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

10.11     Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the exhibits and schedules to this Agreement) and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and, except as set forth in Section 5.9 and Article 9, is not intended to and shall not confer upon any person (including without limitation the shareholders of NPCC) other than the parties to this Agreement any rights or remedies under this Agreement.

10.12     Amendments; Waivers. At any time before the Effective Date, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by NPCC and USAC, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after receipt of NPCC Shareholder Approval, if any such amendment or waiver shall, by applicable Law, if applicable, require further approval of the shareholders of NPCC, the effectiveness of such amendment or waiver shall be subject to the approval of the shareholders of NPCC. Notwithstanding the foregoing, no failure or delay by NPCC or USAC in exercising any right under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right under this Agreement.

10.13     Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.14     Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “hereof” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “deliver” or “delivered” shall be deemed to include making available in an online data room under an appropriate heading reasonably identifying such material. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to in this Agreement or in any agreement or instrument that is referred to in this Agreement means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement. Any statute defined or referred to in this Agreement or in any agreement or instrument referred to in this Agreement shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes.

10.15     Specific Performance. Irreparable damage would occur if NPCC failed to perform any provision of this Agreement in accordance with the terms of this Agreement and, therefore, before the termination of this Agreement under Article 7, USAC and ANDC shall be entitled to specific performance of this Agreement, in addition to any other remedy at law or equity if they are not in material breach of any of their respective obligations under this Agreement. NPCC shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement by USAC or ANDC or any remedy to enforce specifically this Agreement. NPCC’s sole and exclusive remedies with respect to any such breach shall be the remedies set forth in Article 7.

10.16     Definitions.

(a)     For purposes of this Agreement, the following terms will have the following meanings when used in this Agreement:

(i)     “Affiliates” shall mean, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

(ii)     “Annual Statement” shall mean any annual statutory statement of DCLIC filed with or submitted to the insurance regulatory authority in the State of North Dakota on forms prescribed or permitted by such authority.

(iii)     “Business Day” shall mean any day other than a Saturday, Sunday or a day on which the banks in Bismarck, North Dakota are authorized by law or executive order to be closed. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder.

(iv)     “Code” shall mean the Internal Revenue Code of 1986, as amended.

(v)     “Contracts” shall mean any contracts, agreements, licenses, notes, bonds, mortgages, indentures, commitments, leases or other instruments or obligations, whether written or oral.

(vi)     “Knowledge” means, with respect to NPCC, the knowledge, after reasonable inquiry, of the officers and directors of NPCC, and with respect to USAC or ANDC, the knowledge, after reasonable inquiry, of Jack Brier and Jeff Brown.

(vii)     “Orders” or “orders” shall mean any orders, judgments, injunctions, awards, decrees or writs handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Entity.

(viii)     “Permitted Exceptions” shall mean (A) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to USAC; (B) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve has been established therefor in the Audited Financial Statements or the Unaudited Financial Statements in accordance with GAAP; (C) mechanics’, carriers’, workers’, repairers’ or other similar Liens arising or incurred in the ordinary course of business and related to obligations that are not past due; (D) zoning, entitlement and other land use and environmental regulations of any Governmental Entity and (E) and other title exceptions, defects, encumbrances and other matters, whether or not of record, which in the aggregate do not materially affect the continued use of the applicable property for the purposes for which such property is currently being used or contemplated to be used by NPCC or DCLIC.

(ix)     “Person” or “person” shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including, without limitation, a Governmental Entity, and any permitted successors and assigns of such person.

(x)     “Quarterly Statement” shall mean any quarterly statement of DCLIC filed with or submitted to the insurance regulatory authority in the State of North Dakota on forms prescribed or permitted by such authority.

(xi)     “Reinsurance Agreement” shall mean all assumed and ceded reinsurance, coinsurance and retrocession agreements, Contracts, treaties, obligations, instruments or other reinsurance, coinsurance or retrocession commitments, arrangements or undertakings of any kind under which DCLIC has ceded or assumed any liability under any Policy or to which DCLIC is a party or by which DCLIC or any of their respective property or assets may be bound or affected (including Contracts under which DCLIC receives or has received surplus relief) or under which DCLIC otherwise may be entitled to any payment of any amounts.

(xii)     “SAP” shall mean the accounting practices required or permitted by the North Dakota Department of Insurance, consistently applied throughout the specified period and in the comparable period in the immediately preceding year.

(xiii)     “Subsidiaries” of any party shall mean any corporation, partnership, association, trust or other form of legal entity of which (i) more than 50% of the outstanding voting securities are on the date of this Agreement directly or indirectly owned by such party, or (ii) such party or any Subsidiary of such party is a general partner.

(xiv)     “Treasury Regulations” shall mean the temporary and final regulations promulgated under the Code.

(b)     Each of the following terms is defined in the Sections set forth opposite such term:

Acquired Employee	Section 5.5(b)
Action	Section 5.9(b)
Affiliate Transaction	Section 3.10
Agreement	Preamble
ANDC	Preamble
Articles of Merger	Section 1.3
Audited Financial Statements	Section 3.5(b)
Bankruptcy and Equity Exception	Section 3.4(b)
Cancelled Shares	Section 2.1(b)
CERCLA	Section 3.7(a)(ii)
Certificates	Section 2.2(a)
Closing	Section 1.2
Closing Date	Section 1.2
COBRA	Section 3.9(g)
NPCC	Preamble
NPCC Acquisition Agreement	Section 5.3(a)
NPCC Adverse Recommendation Change	Section 5.3(d)

NPCC Approvals	Section 3.4(c)
NPCC Benefit Plans	Section 3.9(a)
NPCC Common Stock	Section 2.1(a)
NPCC Disclosure Schedule	Article III
NPCC Employee	Section 5.5(c)
NPCC Material Adverse Effect	Section 3.1(c)
NPCC Material Contracts	Section 3.19(a)
NPCC Meeting	Section 5.4(b)
NPCC Permits	Section 3.7(c)(i)
NPCC Securities Documents	Section 3.4(a)
NPCC Shareholder Approval	Section 3.4(a)
Confidentiality Agreement	Section 5.2(b)
Deposit	Section 3.26(c)
Dissenting Shareholders	Section 2.1(d)
Dissenting Shares	Section 2.1(d)
Effective Date	Section 1.3
Employees	Section 3.15(b)
End Date	Section 7.1(b)(i)
ERISA	Section 3.9(a)
ERISA Affiliate	Section 3.9(d)
Exchange Act	Section 3.4(c)
Excluded Shares	Section 2.1(d)
GAAP	Section 3.5(b)(iii)
Governmental Entity	Section 3.4(c)
Indemnified Party	Section 5.9(b)
Insurance Contract	Section 3.14(k)
Insurance License	Section 3.24(a)
Insurance Producers	Section 3.28(a)
Intellectual Property	Section 3.16
DCLIC	Preamble
IRS	Section 3.9(c)
Law	Section 3.7(a)
Laws	Section 3.7(a)
Liens	Section 3.3
MECs	Section 3.14(k)
Merger	Preamble
Merger Consideration	Section 2.1(a)
USAC	Preamble
USAC Approvals	Section 4.2(b)
USAC Material Adverse Effect	Section 4.1(b)
PBGC	Section 3.9(d)
Policies	Section 3.25(a)
Producer Agreements	Section 3.28(a)
Proxy Statement	Section 3.13
Recommendation	Section 3.4(a)(iii)
Regulatory Law	Section 5.6(c)

Representatives	Section 5.3(a)
SEC	Section 3.5(a)
Share	Section 2.1(a)
Surviving Corporation	Section 1.1
Takeover Proposal	Section 5.3(e)(i)
Tax Returns	Section 3.14(m)
Tax or Taxes	Section 3.14(m)
Taxing Authority	Section 3.14(m)
NDBCA	Section 1.1
Termination Date	Section 5.1(a)
Title IV Plan	Section 3.9(d)
Unaudited Financial Statements	Section 3.5(b)
WARN Act	Section 3.15(g)

[Signature Page follows]

IN WITNESS WHEREOF, the parties have set their signatures this ____ day of _________, 2017.

US ALLIANCE CORPORATION

By:
Name:
Title:

NORTHERN PLAINS CAPITAL CORPORATION

By:
Name:
Title:

ALLIANCE MERGER SUB, INC.

By:
Name:
Title:

EXHIBIT 2.2(b)

Form of Escrow Agreement

Articles of Merger
Northern Plains Capital Corporation,
Alliance Merger Sub, Inc.
and

US Alliance Corporation

Under the provisions of the NDBCA, the undersigned corporations adopt the following Articles of Merger.

First: In accordance with the NDBCA, a Plan and Agreement of Merger has been approved, adopted, certified, executed and acknowledged by the undersigned corporations:

1.     Northern Plains Capital Corporation, a corporation duly organized under the laws of the State of North Dakota;

2.     Alliance ANDC, Inc., a corporation duly organized under the laws of the State of North Dakota; and

3.     US Alliance Corporation, a corporation duly organized under the laws of the State of Kansas.

Second: As a result of an agreement of merger, Northern Plains Capital Corporation, Inc. shall merge with and into Alliance ANDC, Inc. effective as of the time of filing of this Statement of Merger with the North Dakota Secretary of State. Alliance ANDC, Inc. shall be the corporation surviving the merger.

Third: The Articles of Incorporation of Alliance ANDC, Inc. shall be the Articles of Incorporation for the surviving corporation.

Fourth: The executed Plan and Agreement of Merger is on file at Northern Plains Capital Corporation’s offices at 107 West Main Avenue, Suite 325, Bismarck, ND 58501.

Fifth: A copy of the Plan and Agreement of Merger shall be furnished by Northern Plains Capital Corporation, on request and without cost, to any shareholder of any corporation that is a party to the merger.

Dated this _____________ day of _________ 2017.

US ALLIANCE CORPORATION

By:
Name:
Title:

NORTHERN PLAINS CAPITAL CORPORATION

By:
Name:
Title:

ALLIANCE MERGER SUB, INC.

By:
Name:
Title: